Exhibit 7

AGREEMENT AND PLAN OF MERGER

by and among

MODE MOBILE, INC.,

NGL LABS LLC,

NXS MERGER SUB I, INC.,

NXS MERGER SUB II, LLC

and

THE SELLERS PARTY HERETO

dated as of

December 1, 2025

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULE I	Owners and Members

EXHIBIT A	Accounting Guidelines and Procedures

EXHIBIT B	Example Statement

EXHIBIT C-1	Form of First Certificate of Merger

EXHIBIT C-2	Form of Second Certificate of Merger

EXHIBIT D-1	Form of Initial Restated Charter

EXHIBIT D-2	Form of Effective Charter

EXHIBIT E-1	Form of Initial Restated LLC Agreement

EXHIBIT E-2	Form of Effective LLC Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2025 (this “Agreement”), is entered into by and among (i) Mode Mobile, Inc., a Delaware corporation (“Purchaser” or “Parent”), (ii) NGL Labs LLC, a Delaware limited liability company (the “Company”), (iii) NXS Merger Sub I, Inc., a Delaware corporation and a direct and wholly-owned subsidiary of Purchaser (“First Merger Sub”), (iv) NXS Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly-owned subsidiary of Purchaser (“Second Merger Sub”, and together with the First Merger Sub, the “Merger Subs”), (v) Joao Figueiredo, Raj Vir, and Hunter Isaacson (each, an “Owner”, and collectively, the “Owners”), (vi) each entity set forth opposite any Owner’s name on Schedule I hereto (each, a “Member”, and collectively, the “Members”; provided that with respect to Raj Vir, the term “Member” shall refer to Raj Vir individually and in the same manner as Raj Vir’s capacity as an “Owner”, as reasonably applicable), and (vii) Joao Figueiredo, in his capacity as the “Seller Representative” hereunder. The Owners and the Members are collectively referred to herein as the “Sellers”, and each individual Owner, together with the Member set forth opposite its name on Schedule I, is referred to herein as a “Seller”. Purchaser, Parent, the Company, the Merger Subs, the Owners, the Members, and the Seller Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

WHEREAS, prior to the Initial Effective Time (as defined below), the Members own units representing 100% of the limited liability company interests of the Company, as more specifically set forth on Schedule I (each, a “Company Unit”, and collectively, the “Company Units”), and each Owner owns 100% of the equity interests of its respective Member set forth opposite such Owner’s name on Schedule I;

WHEREAS, subject to the terms and conditions hereof, the Parties intend that Purchaser acquire all of the equity interests of the Company by effecting two mergers pursuant to which (a) at the Closing, the First Merger Sub will merge with and into the Company (the “First Merger”), with the Company to be the surviving company of the First Merger and a wholly-owned subsidiary of Purchaser (the “Initial Surviving Company”), in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Limited Liability Company Act of the State of Delaware, as amended (the “LLC Act”), and (b) immediately following the consummation of the First Merger, the Initial Surviving Company will merge with and into the Second Merger Sub, an entity disregarded as an entity separate from its owners for U.S. federal income Tax purposes (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Second Merger Sub to be the surviving limited liability company of the Second Merger and a wholly-owned subsidiary of Purchaser (the “Surviving Company”), in accordance with the relevant provisions of the LLC Act;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Mergers be treated as integrated steps in a single transaction and together will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Purchaser and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, on or immediately prior to the execution and delivery of this Agreement, the Company has obtained and delivered to Purchaser a true, correct and complete copy of an irrevocable written consent of (i) the requisite equityholders of the Company, and (ii) by unanimous consent, the Company’s manager(s), board of managers, managing member, or similar governing body, adopting and approving this Agreement and the Ancillary Agreements and approving and consenting to the Mergers and the consummation of the transactions contemplated hereby and thereby (the “Written Consent”), in each case, in accordance with the LLC Act, the Company’s certificate of formation (as amended, modified or restated, the “Company Charter”), and the Company’s limited liability company operating agreement or equivalent agreement (as amended, modified or restated, the “Company LLC Agreement”, and together with the Company Charter, the “Company Governance Documents”); and

WHEREAS, the respective governing bodies of the Parties have approved and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions and Interpretations.

(a) Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Accounting Firm” means a nationally known independent accounting firm reasonably agreed to by Purchaser and the Seller Representative.

“Accounting Principles” means (a) GAAP and, to the extent consistent with GAAP, as applied by the Company in preparing the Financial Statements, subject to the accounting methods, policies, practices, procedures, classifications and estimation methodologies set forth on Exhibit A hereof, and (b) to the extent consistent with the foregoing clause (a), the Example Statement.

“Adjustment Escrow Account” means an account established pursuant to the Escrow Agreement to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $500,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. References herein to Affiliates of Purchaser or Parent shall be deemed to include (a) the Initial Surviving Company following the Initial Effective Time, and (b) the Surviving Company following the Effective Time.

“Ancillary Agreements” means the Termination Agreements, the Consulting Agreements, the Escrow Agreement, the Promissory Notes, the Parent Stockholder Agreements, and the other agreements, schedules, exhibits, statements, appendixes, annexes, certificates, instruments and documents required to be delivered hereunder at or prior to the Closing.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010), and any other applicable anti-corruption Laws.

“Applicable Law” or “Law” in the context that refers to one or more Persons, means any domestic or foreign, federal, state, provincial, self-regulatory organization (such as the Payment Card Industry Security Standards Council), or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, decree or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, that is binding upon or applicable to such Person, or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Base Enterprise Value” means $55,000,000.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, agreement, or obligation.

“Business” means the business conducted by the Company as of the Closing Date, including the business of information technology development, services, consulting, marketing, and sale related to the “NGL: ask me anything” application, including the application available for download at https://nglapp.com/#cta; https://ngl.link/#cta; https://play.google.com/store/apps/details?id=com.nglreactnative&utm_source=na_Med; and on the Apple App Store.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank in New York, NY is closed for a regular pre-scheduled closing.

“Business Intellectual Property” means all Intellectual Property that is now, or at the time of the Closing is, owned, used or held for use by the Company in, or necessary for the conduct of, the Business, including all the Company Owned Intellectual Property listed in Schedule 5.9(a) of the Disclosure Schedule.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13, as amended by the Paycheck Protection Flexibility Act of 2020, Pub. L. 116-142 and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act, Pub. L. 116-260, and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable regulations, interim rules, policy statements, FAQs or other guidance issued thereunder or relating thereto (including IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent Applicable Law intended to address the consequences of the COVID-19 pandemic, and any amendments to any of the foregoing items in this definition, in each case as in effect at the applicable time.

“Cash” means all cash and cash equivalents (as determined in accordance with the Accounting Principles) excluding (to the extent excluded in the determination of cash and cash equivalents under the Accounting Principles) the amount of outstanding checks or wire transfers sent by the Company but not yet credited or debited, and any drafts, bank deposits and deposits in transit from the Company, plus (to the extent included in the determination of cash and cash equivalents under the Accounting Principles) checks deposited or wire transfers sent to the Company but not yet credited or debited, and any other drafts, bank deposits and deposits in transit to the Company, and excluding and reduced for Restricted Cash (provided that “Cash” shall not include any Cash that was included in and counted toward the Estimated Net Working Capital or Final Net Working Capital, as applicable (with the intent of this proviso being to prevent duplicative Cash)).

“CBA” means any collective bargaining agreement or other Contract or agreement with any labor union, labor organization, works council or group of employees.

“Closing Consideration Share Value” means $14,666,667.

“Closing Consideration Shares” means a number of shares of Parent Common Stock equal to (a) the Closing Consideration Share Value, divided by (b) the applicable Parent Common Stock Price.

“Closing Date Cash” means, as of the Reference Time, Cash of the Company determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash and Closing Date Cash can be positive or negative amounts, and Closing Date Cash, if negative, would reduce the Financial Adjustment Amount.

“Closing Date Indebtedness” means the amount of Indebtedness of the Company as of the Reference Time. For clarity, Closing Date Indebtedness shall not include any Closing Date Transaction Expenses, with the intent of this sentence being to avoid duplicative counting.

“Closing Date Net Working Capital” means, as of the Reference Time, the Current Assets of the Company less the Current Liabilities of the Company, determined in accordance with Accounting Principles. For clarity, Closing Date Net Working Capital shall not include as a “Current Asset” any cash or cash equivalents nor as a “Current Liability” any Closing Date Transaction Expenses or any Closing Date Indebtedness, with the intent of this sentence being to avoid duplicative counting.

“Closing Date Transaction Expenses” means any unpaid (or previously paid by Purchaser) Transaction Expenses as of the Reference Time.

“Closing Value” means the sum of (a) the Base Enterprise Value and (b) the Financial Adjustment Amount.

“Company Plan” means a Plan that the Company or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise party to, or that otherwise provides benefits for current or former (i) employees, (ii) independent contractors or (iii) other service providers (or their respective spouses, dependents and beneficiaries) of the Company or the Business.

“Company Software” means Software that is Company Owned Intellectual Property.

“Company Systems” means any and all Software, firmware, hardware and systems, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems owned or used by the Company.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of May 9, 2025, between Parent and the Company, as amended.

“Consent” means the approval, consent, ratification, authorization, or waiver, of any Governmental Entity or any other third party.

“Consideration Cash” means the Closing Consideration Cash and any other cash payable by Purchaser to the Sellers pursuant to this Agreement, including in connection with the Escrow Amounts and the Note Amount.

“Consideration Shares” means the (a) Closing Consideration Shares, (b) the First Tranche Shares, (c) the Second Tranche Shares, and (d) any other shares of Parent Common Stock issued by Parent to the Sellers after the Initial Effective Time pursuant to this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 8.6.

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, deed of trust, loan, credit agreement, Plan, insurance policy, franchise concession, contract, agreement (including, but not limited to, customer agreement, supplier agreement, employment agreement or settlement agreement), Permit, license, lease, governing document, sales order, arrangement or other commitment, obligation or understanding, whether written or oral, in each case, including all amendments, modifications (including postponements), schedules, exhibits, attachments, addenda, statements of work, purchase and service orders, and waivers thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related to associated epidemics, pandemics, or disease outbreaks.

“Current Assets” means the consolidated current assets of the Company, as determined under the Accounting Principles, but excluding any cash, cash equivalents, Indebtedness, and/or income or deferred Tax assets.

“Current Liabilities” means the consolidated accounts payable, accrued expenses, and other current Liabilities of the Company as determined under the Accounting Principles, including (a) deferred revenue or customer deposits, to the extent such deferred revenue or customer deposits are for products or services to be provided within twelve months or less of the applicable measurement date, and (b) all accrued bonuses, personal, paid time off, sick or vacation time balances of employees of the Company as of the Closing Date, but excluding any income or deferred Tax liabilities.

“Customer Data” means all data and content (a) Processed, uploaded or otherwise provided by or on behalf of the users of the Company Products, or stored by the such users on the Company Products, or (b) collected by the Company Products.

“Environmental Laws” means, whenever in effect, all Applicable Laws, all Contractual obligations, and all Orders and all common law concerning public or occupational health or safety, pollution, or protection of the environment, including with respect to emissions, discharges, releases or threatened releases of or exposure to Hazardous Materials or the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that would, at the applicable time, be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Accounts” means the Indemnification Escrow Account and the Adjustment Escrow Account established pursuant to the Escrow Agreement to hold the Escrow Amounts.

“Escrow Agent” means Wilmington Trust N.A.

“Escrow Agreement” means an escrow agreement whereby the Escrow Agent will hold the Escrow Amounts, plus all interest thereon, and disburse the same in accordance with the terms of this Agreement and the Escrow Agreement.

“Escrow Amounts” means an amount equal to the Indemnification Escrow Amount, plus the Adjustment Escrow Amount.

“Example Statement” means the sample calculation of Closing Date Net Working Capital and Closing Date Cash attached hereto as Exhibit B.

“Financial Adjustment Amount” means $0 (a) minus (i) the Closing Date Indebtedness, minus (ii) the Closing Date Transaction Expenses, (b) (i) plus the amount of the Closing Date Cash, and (c) (i) plus the amount, if any and greater than zero, by which (I) the Closing Date Net Working Capital exceeds (II) the sum of the Target Net Working Capital and the Working Capital Collar, or (ii) minus the amount, if any and greater than zero, by which (I) the Target Net Working Capital exceeds (II) the sum of the Closing Date Net Working Capital and the Working Capital Collar. For the avoidance of doubt, the Financial Adjustment Amount can be a positive or negative amount.

“First Tranche Shares” means a number of shares of Parent Common Stock equal to the First Tranche Value divided by the applicable Parent Common Stock Price.

“First Tranche Value” means an amount equal to $3,666,667.

“Flow-Through Tax Returns” means all income or similar Tax Returns filed or required to be filed by the Company for any Pre-Closing Tax Period if (a) the Company is classified as a partnership or disregarded entity for purposes of such Tax Return and (b) the items of income, gain, expense, or deduction of the Company reported on such Tax Return are passed through and reported on a Tax Return of any Sellers (or their direct or indirect beneficial owners) under Applicable Law.

“Fraud” means any intentional fraud, as determined under Delaware law, with respect to the making of the statements, certifications, representations or warranties in this Agreement or the Ancillary Agreements.

“GAAP” means United States generally accepted accounting principles, as in effect as of the applicable date of determination.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity, (ii) any candidate for public or political office, (iii) any royal or ruling family member, or (iv) any agent or representative of any of those Persons listed in subcategories (i) through (iii).

“Governmental Entity” means any (a) government or political subdivision, whether foreign, federal, state, provincial, local, municipal or otherwise, (b) governmental or quasi-governmental authority of any nature, (c) agency, branch, department, instrumentality, commission, regulatory authority, official, or entity of any such government, subdivision or authority, or (d) court, agency, arbitral tribunal, other tribunal, commission or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct under or may be a basis for liability pursuant to Environmental Laws, including any substance listed, defined, or designated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant, petroleum, asbestos or with words of similar meaning or regulatory effect, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, and radon.

“Indebtedness” means, without duplication, (I) the principal of, and accrued and unpaid interest in respect of, any indebtedness of the Company or for which the Company is responsible or liable and (II) Liabilities of the Company: (a) for borrowed money, loans, or advances, whether current or funded, secured or unsecured; (b) for deferred purchase price of properties, assets or services (including all earn-out, promissory notes, seller financing, license fees, or similar deferred payments obligations), overdue payables and off-balance sheet obligations; (c) evidenced by notes, debentures, bonds, or other similar instruments for the payment of which the Company is responsible or liable, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or other equity securities or securities convertible into share capital or other equity securities; (d) with respect to letters of credit and/or surety bonds and similar performance guarantees and/or with respect to any collateral (cash or otherwise) in connection therewith and/or to the extent drawn; (e) with respect to deferred revenue or customer deposits, to the extent such deferred revenue or customer deposits are for products or services to be provided more than twelve months after the applicable measurement date; (f) with respect to leases and offices, including (i) operating leases and any commitments or obligations with respect to future operating leases or office expenses, (ii) capital leases and leases required to be capitalized in accordance with GAAP and (iii) equipment and vehicle loans and leases; (g) for (i) financed insurance premiums, factoring arrangements and similar arrangements related to discounting of receivables of the Company, and (ii) deferred lease inducements and deferred rent; (h) under conditional sale or other title retention agreements relating to property purchased by the Company; (i) secured by any Lien on assets or equity interests of the Company; (j) arising out of interest rate or currency swap, commodity, banker’s acceptance, fuel or other hedges or swaps, or other similar transactions (valued at the termination cost thereof); (k) for (A) severance, deferred compensation, accrued but unpaid bonuses, and other similar obligations accrued for or owed to any employee, independent contractor or other individual service provider of the Company whose employment or engagement was terminated prior to the Effective Time or otherwise accrued for any Seller or (B) deferred compensation accrued for or owed to any employee, independent contractor or other individual service provider of the Company; (l) for current or contingent unfunded or underfunded liability or obligation associated with any retirement, pension, or deferred compensation plan or obligation (including withdrawal liability associated with any “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA)), determined as if there was a plan termination with respect to any single employer pension plan or as if the Company withdrew from any applicable multiemployer plan in a “complete withdrawal” as described in Section 4203 of ERISA; (m) for all accrued or unpaid income Taxes of the Company as of the Closing Date in respect of Pre-Closing Tax Periods that are first due after the Closing Date, in those jurisdictions where the Company has historically filed Tax Returns or where the Company has begun physical or material economic activity in the last year (whether or not due and payable or reported on any Tax Return and net of any estimated Tax payments, prepaid Taxes, and any other Tax deposits relating to such Taxes (including any amount withheld prior to its remittance to taxing authority)) (including any payroll Taxes that have been deferred pursuant to the CARES Act, executive order or any similar provision of the Code or other Applicable Law enacted in connection with COVID-19 with respect to Pre-Closing Tax Periods), provided that such Taxes shall (i) to the extent consistent with Applicable Law, be computed consistent with past practice of the Company (including reporting positions, elections and accounting methods) for preparing such Tax Returns but taking into account any Transaction Tax Deductions to the extent supportable on a “more likely than not” basis, (ii) with respect to any Straddle Period, be computed in accordance with the principles set forth in Section 8.5(c), (iii) exclude any Taxes attributable to transactions taken on the Closing Date after the Closing that are outside of the ordinary course of business, and (iv) exclude any Taxes attributable to any voluntary disclosure programs or initiatives entered into by the Company, any voluntary amendments to any Tax Returns, or any retroactive elections made by the Company, in each case, after the Closing; (n) owed to or from a Seller, any of its Affiliates, or any other Affiliate of the Company; (o) comprising the employer portion of any Taxes required to be paid by the Company with respect to any Indebtedness, including the employer’s portion of social security, Medicare, and payroll Taxes; (p) for all prepayment premiums, penalties and any other fees and expenses necessary to immediately satisfy any Liabilities described in the foregoing clauses; or (q) with respect to all guarantees by the Company of any Liabilities of a third party of a nature similar to the types of Liabilities described in the foregoing clauses.

“Indemnification Escrow Account” means an account established pursuant to the Escrow Agreement to hold the Indemnification Escrow Amount.

“Indemnification Escrow Amount” means $137,500.

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of Sellers or the Company for all Pre-Closing Tax Periods, including any reasonable costs and expenses of preparing, filing, or defending any Tax Return of a Seller or the Company for or with respect to a Pre-Closing Tax Period (provided that such Taxes shall be calculated by taking into account Transaction Tax Deductions to the extent supportable on a “more likely than not” basis ), (ii) all Taxes of a Seller for any taxable period (or portion thereof), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group for which a Seller, the Company or any predecessor is liable by reason of having been a member of such group on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of other Applicable Law, (iv) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, or otherwise pursuant to any Law as the result of transactions occurring on or before the Initial Effective Time, (v) the employer’s share of any payroll, employment or similar Taxes with respect to any compensatory payments made or Transaction Expenses incurred in connection with this Agreement or the transactions contemplated hereby or with respect to any Indemnified Taxes to the extent accrued on or prior to the Closing Date, (vi) any Transfer Taxes (or portion thereof) paid by or on behalf of Purchaser Indemnified Parties but required to be paid by a Seller pursuant to this Agreement, and (vii) any Taxes arising from the matters disclosed on Schedule 5.7 of the Disclosure Schedule for any taxable period (or portion thereof), net of any Taxes paid by a Seller. Notwithstanding anything to the contrary herein, Indemnified Taxes shall not include any Taxes resulting from any action taken by Parent or its Affiliates after the Closing on the Closing Date outside the ordinary course of business unless otherwise expressly contemplated by this Agreement.

“Insider” means each Seller, or an officer, director, manager, managing member, member, stockholder, equityholder, employee or Affiliate of a Seller or the Company, or any natural person related by marriage, lineal descent or adoption or otherwise related within the second degree of consanguinity to any such natural person, or any entity in which any such of the foregoing Persons owns any beneficial interest.

“Intellectual Property” means any and all intellectual property and proprietary rights, including: (i) all names and marks, including product names, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith (“Trademarks”); (ii) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all rights to any copyrightable works, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any items set forth under the other clauses of this definition of “Intellectual Property”; (vi) all licenses, options to license and other contractual rights to use any items set forth under the other clauses of this definition of “Intellectual Property”; (vii) all Software, including computer and electronic data processing programs and Software programs, application programming interfaces, pseudo code, source code, object code, procedures, libraries, subroutines, databases or other data repositories, and related documentation, existing research projects, computer Software presently under development, and all Software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such Software; and (viii) all domain names.

“Knowledge of the Company” and other similar knowledge qualifications means the knowledge of each Owner and the knowledge that each such Person would reasonably be expected to obtain after reasonable inquiry of the employees, consultants, and independent contractors of the Company appropriate for the applicable subject matter.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, secured or unsecured or determined or determinable, regardless of whether or not required to be reflected in financial statements in accordance with GAAP.

“Liens” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, preemptive rights, rights of first offer or first refusal, levies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions or adverse claims on title or transfer of any nature whatsoever.

“Loss” means (i) any loss, liability, damage, judgment, fine, penalty, deficiency, Tax, cost, expense, interest (whether or not arising out of a third party claim), and/or (ii) the reasonable and out-of-pocket fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals, in each case, including (x) in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement or the Ancillary Agreements (other than the Continuing Agreements), (y) as incurred in respect of any audit, examination or controversy, and/or (z) the cost of pursuing any insurance providers (and changes in premiums resulting therefrom).

“Material Adverse Effect” with respect to a Party means any changes, circumstances, state of facts, events or conditions that have had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect, change or development on the business, operations, assets, liabilities, results of operations, properties or condition (financial or otherwise) of such Party, taken as a whole, or that materially impair or would be reasonably likely to materially impair the ability of such Party to consummate the transactions contemplated hereby. Such Party shall be deemed to be the Company, unless otherwise provided for in the use of such defined term herein. Notwithstanding the foregoing, the determination of whether a Material Adverse Effect has occurred shall exclude any change, circumstance, state of facts, event or condition resulting from: (i) any change generally affecting the international, national or regional industries or markets in which the Company operates or conducts business; (ii) any change in national or international regulatory, social or political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Entity in connection therewith; (iii) acts of God (including hurricanes, earthquakes or similar catastrophes); (iv) the adoption of, or any change in, GAAP; (v) the entry into or the announcement of this Agreement, or the consummation of the transactions contemplated hereby; (vi) the failure of the Company to achieve any financial projections (it being understood and agreed that the facts underlying such failure may be taken into consideration in determining whether there has been, is or would reasonably be expected to be, a Material Adverse Effect); or (vii) any action taken by a Seller or any of its Affiliates at the written request or with the written consent of Purchaser or any of its Affiliates; provided, however, that any change, circumstance, state of facts, event or condition referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such any change, circumstance, state of facts, event or condition has a disproportionate effect on the Company relative to the other participants in the industries in which the Company operates.

“Merger Consideration” means the Consideration Cash and Consideration Shares, including the Consideration Cash paid pursuant to the Promissory Notes.

“Note Amount” means $11,000,000, which is the aggregate total of the principal and interest to be paid pursuant to the Promissory Notes.

“Open Source License” means: (i) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Reciprocal Public License, GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public Attribution License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache license, and (ii) any license that requires or that conditions any rights granted in such license upon: (A) the disclosure, distribution or licensing of any other Software pursuant to a license described in (i); (B) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse engineer any such other Software at no cost; (C) a requirement that such other Software be redistributable to other licensees in source code form; or (D) the unrestricted grant of any patent rights including non-assertion or patent license obligations.

“Open Source Software” means any Software that is licensed pursuant to an Open Source License, whether or not source code is available or included in such license.

“Order” means any award, decision, injunction, stipulation, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Parent Common Stock” means the shares of Class AAA Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock Price” means a per share amount equal to (a) with respect to any Parent Common Stock issued pursuant to this Agreement at the Initial Effective Time, $0.50, and (b) with respect to any Parent Common Stock issued after the Initial Effective Time pursuant to this Agreement, the price per share of Parent Common Stock issued by Parent in its then most recent crowdfunding offering occurring prior to such issuance pursuant to this Agreement, and appropriate adjustment thereto may be made by Parent in the event of any stock dividend, stock split, combination or similar recapitalization affecting the Parent Common Stock between such crowdfunding offering and such issuance.

“Parent Stockholder Agreements” means, collectively, (a) that certain Right of First Refusal and Co-Sale Agreement, dated February 25, 2021, among Parent and certain of its securityholders (the “Parent ROFR Agreement”), and (b) that certain Voting Agreement, dated February 25, 2021, among Parent and certain of its securityholders, in each case, as amended.

“Paycheck Protection Program” means the Paycheck Protection Program, as in effect from time to time, established under the CARES Act.

“Per Unit Closing Consideration Cash” means, with respect to a Company Unit, the portion of the Closing Consideration Cash that is allocated to the holder of such Company Unit as of immediately prior to the Initial Effective Time, for such Company Unit, as set forth on the Estimated Closing Statement.

“Per Unit Closing Consideration Shares” means, with respect to a Company Unit, the portion of the Closing Consideration Shares that is allocated to the holder of such Company Unit as of immediately prior to the Initial Effective Time, for such Company Unit, as set forth on the Estimated Closing Statement.

“Permits” means all licenses, permits, consents, certificates, authorizations, approvals, grants, waivers, clearances, registrations and similar privileges or rights to operate or conduct any business issued or otherwise granted by any Governmental Entity.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings (provided that such contested Liens are set forth on Schedule 5.8(a) of the Disclosure Schedules), (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers or other like Liens arising or incurred in the ordinary course of business and which are not yet due and payable and are not, individually or in the aggregate, material to the Business, and (c) any non-exclusive license for Intellectual Property entered into in the ordinary course of business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means all information that constitutes “personal data”, “personal information”, “personal information,” “protected health information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statements or any similar term provided by applicable Privacy Laws (as defined herein).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, any other programs, policies or plans providing for compensation or benefits, and any deferred compensation, equity or equity-based plan (including options, grants, appreciation rights or other equity arrangements with respect to ownership interests in the Company), phantom, profit sharing, retirement, pension, savings, medical, health, vision, dental, life insurance, disability, sick leave, cafeteria or flexible spending, health savings, group legal services, paid time off, fringe benefit, unemployment compensation, severance or change in control contracts, commitments, programs, policies or plans and any employment, consulting, bonus, commission, other benefit or compensation arrangements or payroll practices, whether funded or unfunded, insured (in whole or in part) or uninsured, written or unwritten, formal or informal, other than any other plan, program, policy or arrangement sponsored by any Governmental Entity and by which the Company’s participation is mandated by Applicable Law.

“Pre-Closing Tax Period” means any taxable period of the Company that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Privacy Laws” means all Applicable Laws or Orders relating to data privacy, data security, data loss or breach, and/or the Processing of Personal Information, including (to the extent applicable), without limitation, the Illinois Biometric Information Privacy Act, 201 CMR 17.00 et seq., the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, General Data Protection Regulation (EU GDPR), the California Consumer Privacy Act and all other similar state laws, the Telephone Consumer Protection Act, PCI-DSS, the Telemarketing Sales Rule, all Applicable Laws related to telemarketing, and all Applicable Laws related to data breach notification.

“Privacy Policies” means all current written policies of the Company relating to data privacy and/or security, the Processing of Personal Information, including all website and mobile application privacy policies and all written information security policies and procedures.

“Privacy Requirements” means all applicable (a) Privacy Laws, (b) requirements related to data privacy, Personal Information, and/or data security obligations in Contracts (“Privacy Contracts”), and (c) Privacy Policies.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller on the Estimated Closing Statement, which percentage shall be based upon the quotient (expressed as a percentage) of (x) the value of the Closing Consideration Cash and Closing Consideration Shares allocated to such Seller, divided by (y) the value of the aggregate Closing Consideration Cash and Closing Consideration Shares allocated to all Sellers, in each case, as set forth on the Estimated Closing Statement, with each such Closing Consideration Share valued according to the applicable Parent Common Stock Price for such share.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature, including any formal written grievance (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Processing” or “Process(ed)” (and variations of such word) means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Promissory Note” means a subordinated unsecured promissory note, in form and substance satisfactory to Purchaser and the Members, to be made and delivered by Purchaser to each Member at the Initial Effective Time, in the initial principal amount equal to such Member’s Pro Rata Percentage of $10,424,278.84. The aggregate principal and interest payments under the Promissory Notes issued to all Members will collectively total an amount equal to the Note Amount.

“Reference Time” means 11:59 P.M. on the Closing Date, local time (New York, NY). For all determinations using the Reference Time, the effect of any actions taken by the Company at and after the Closing at the direction of Purchaser outside the ordinary course of business (including payments at or about Closing or the Initial Effective Time under Section 2.5 or 3.1) shall be excluded.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, trustees, managers, members, managing members, partners, officers, employees, agents, financing sources, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Restricted Business” means the Business and the business conducted by Purchaser and its direct and indirect subsidiaries as of the Closing Date.

“Restricted Period” means the period from the execution of this Agreement until the date that is three years after the Closing Date.

“Restricted Seller” means each of Joao Figueiredo, Figueiredo LLC and Raj Vir.

“RWI Policy” means that certain buyer-side representations and warranties insurance policy conditionally bound as of the date hereof in connection with this Agreement.

“RWI Policy Expenses” means all costs and expenses of the RWI Policy, consisting of total premium, underwriting fee, brokerage commission and fee, stamping taxes, stamping fees, surplus lines taxes, surplus lines fees, and Taxes applicable to such policy.

“RWI Policy Provider” means Indian Harbor Insurance Company.

“Second Tranche Shares” means a number of shares of Parent Common Stock equal to the Second Tranche Value divided by the applicable Parent Common Stock Price.

“Second Tranche Value” means an amount equal to $3,666,667.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)), as amended.

“Software” means any and all: (a) computer programs, firmware and application programming interfaces, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (b) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Standard Agreements” means Standard Inbound Agreements and Standard Outbound Agreements.

“Standard Inbound Agreement” means (i) standard license or services agreements for commercially available off-the-shelf Software products and cloud services non-exclusively licensed to Company under standard terms with a total annual cost of $10,000 or less, (ii) backup licenses from employees and contractors granted in connection with providing services to the Company, (iii) licenses to Open Source Software, (iv) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated, (v) nonexclusive licenses to the Company solely for the purpose of enabling the Company to provide services to the licensor, and (vi) customary non-disclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) licensing or assigning Intellectual Property, or (y) constituting a covenant not to assert Intellectual Property).

“Standard Outbound Agreement” means (i) standard end-user license or services agreements for the Company’s products and services on substantially the Company’s standard forms, which forms have been made available to Purchaser, (ii) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated, (iii) nonexclusive licenses to a service provider solely for the purpose of allowing such service provider to provide services to the Company, and (iv) customary non-disclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) licensing or assigning Intellectual Property, or (y) constituting a covenant not to assert Intellectual Property).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person.

“Target Net Working Capital” means $1,534,111.

“Tax Treatment Cash” means the aggregate Consideration Cash which is actually paid to the Sellers under this Agreement, as reduced by the aggregate cash amount which is actually paid by the Sellers to the Purchaser and its Affiliates under this Agreement, including pursuant to Section 9.5.

“Tax Treatment Limitation” means an amount equal to 60% of the sum of the Tax Treatment Cash plus the Tax Treatment Stock.

“Tax Treatment Stock” means the aggregate total value of the Consideration Shares which are actually delivered to the Sellers under this Agreement, as reduced by the aggregate Consideration Shares that are forfeited to (or redeemed by) Parent or its Affiliates under this Agreement, including pursuant to Section 9.5, in each case, with each such share valued pursuant to clause (a) of the definition of the Parent Common Stock Price.

“Territory” means the United States, and each other country (a) in which the Company carries on or had carried on the Business as of the Closing, or (b) where the Company’s or Parent’s (or any of its direct or indirect subsidiaries’ as of the Closing Date) Software applications are available for download as of the Closing.

“Third-Party Components” means, with respect to any products or services of the Company that are, as of the Closing, made commercially available by the Company or under active development and planned to be made commercially available by the Company within twelve (12) months of the Closing Date (“Company Products”), all of the following that are not exclusively owned by the Company: Software that is incorporated into, combined with, linked with, or included by the Company as a component or part of such Company Products, including any Software code that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Products for such Company Products to properly function in accordance with their respective specifications.

“Transaction Expenses” means, collectively, (a) the fees, costs and expenses of legal counsel, accountants, investment bankers, appraisers, brokers and other advisors incurred by the Company or any Seller in connection with this Agreement or the transactions contemplated hereby; any costs, fees, charges or expenses of the Company necessary to obtain any Consent; any unpaid management fees owed by the Company to any Seller or other Affiliates of the Company; and all other unpaid fees and expenses incurred by the Company as a result of the transactions contemplated hereby, (b) any and all costs and expenses related to the insurance policies procured pursuant to Section 8.3 (including the total premium, underwriting costs, brokerage commission, and Taxes related to such policies), 50% of any Transfer Taxes, 50% of the expenses of the Escrow Agent, 50% of the RWI Policy Expenses, and 50% of the costs of the applicable accounting firm in connection with the preparation before or after the Closing of the audited financial statements of the Company for the calendar year 2023 and 2024, (c) Transaction Payments, and (d) the employer portion of any Taxes imposed on or required to be paid by Parent, the Company or Purchaser with respect to any amounts described in the foregoing clauses (a) through (c), including the employer’s portion of social security, Medicare, and payroll.

“Transaction Payments” means any change in control, success, or transaction-related bonuses, or similar bonuses, and any retention or severance obligations, in each case, that are payable by, or are otherwise liabilities of, the Company or a Seller arising from or that may be triggered by the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement (whether or not such fees, costs and expenses are due upon notice or lapse of time or both and including benefits that may become payable in connection with termination of employment either at or following the Closing based on rights of an employee of the Company at the time of the Closing).

“Transaction Tax Deductions” means any loss or deduction resulting from or attributable to (a) the deductible portion, determined on a “more likely than not” basis, of all Transaction Expenses (provided, however, that for this purpose the Company shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29), (b) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement, (c) all deductions for compensation attributable to any other bonus, deferred compensation, severance or other termination payments, change-in-control payments, phantom equity plans and payments in lieu of any previously promised but ungranted equity award or similar payment obligations or any other compensatory payment of the Company made in connection with the Mergers, (d) any deductible amounts included as a Closing Date Net Working Capital, and (e) all deductions attributable to any other fees, costs and expenses incurred in connection with the Mergers by or on behalf of the Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, any similar state Laws, and any other federal, state, or local law or ordinance relating to mass layoffs and/or plant shutdowns.

“Working Capital Collar” means an amount equal to $50,000.

(b) Interpretations. Whenever the words “include,” “includes” or “including” are used in this Agreement or any Ancillary Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “writing”, “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. Any reference in this Agreement to “ordinary course of business” or substantially similar references means any action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. Article, Section, paragraph, clause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender (including, “it”, “he,” and/or “she” or similar references) shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “domestic” shall refer to the United States and the word “foreign” shall refer to any jurisdiction other than the United States. The word “or” shall not be exclusive. References to “$” or “dollars” are to United States dollars, unless otherwise noted. A defined term has its defined meaning throughout this Agreement and in each Exhibit or Schedule, regardless of whether it appears before or after where it is defined. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to the “Company” with respect to periods on and following the Initial Effective Time and prior to the Effective Time shall be deemed to refer to the Initial Surviving Company. References herein to the “Company” with respect to periods on and following the Effective Time shall be deemed to refer to the Surviving Company. All references herein to the “Company” shall include all of the Company’s Subsidiaries (if any). Unless otherwise expressly noted herein, references herein to a “Seller” or “Sellers” shall be deemed to include a Seller’s capacity as both or either of an “Owner” and/or “Member” hereunder, as applicable. Any document, Contract, or other item will only be deemed “delivered”, “furnished”, “provided”, or “made available” or similarly provided to Purchaser within the meaning of this Agreement if such document or item is included in the ShareVault electronic data room for “NGL Labs, LLC” as that site existed as of 9:00 a.m. ET on the date that is three Business Days prior to the date hereof.

ARTICLE II

MERGER

Section 2.1 Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the LLC Act, (a) at the Closing, the First Merger Sub shall be merged with and into the Company, after which the separate corporate existence of the First Merger Sub shall cease, with the Company to be the surviving company of the First Merger, and the Company will become a wholly-owned subsidiary of Purchaser, and (b) immediately thereafter, the Initial Surviving Company shall be merged with and into the Second Merger Sub, after which the separate limited liability company existence of the Initial Surviving Company shall cease and the Second Merger Sub will be the surviving company (as a limited liability company) of the Second Merger and will be a wholly-owned subsidiary of Purchaser.

Section 2.2 Effective Time. At the Closing, the First Merger Sub and the Company shall cause a certificate of merger, substantially in the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”), to be executed and signed, and acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and the LLC Act, and make all other filings or recordings required by the relevant provisions of the DGCL and the LLC Act necessary to effect the First Merger. The First Merger shall become effective when the First Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the “Initial Effective Time”). Immediately following the Initial Effective Time, the Second Merger Sub and the Initial Surviving Company shall cause a certificate of merger, substantially in the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”), to be executed and signed, and acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the LLC Act, and make all other filings or recordings required by the relevant provisions of the LLC Act necessary to effect the Second Merger. The Second Merger shall become effective when the Second Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the “Effective Time”).

Section 2.3 Effects of Mergers.

(a) General Effects. At the Initial Effective Time and at the Effective Time, as applicable, the Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act.

(b) Charter Documents. At the Initial Effective Time, the certificate of formation of the Company shall be amended and restated in its entirety in substantially the form set forth on Exhibit D-1, and as so amended and restated shall be, from and after the Initial Effective Time until the Effective Time, the certificate of formation of the Initial Surviving Company (the “Initial Restated Charter”). At the Effective Time, the certificate of formation of the Second Merger Sub shall be amended and restated in its entirety in substantially the form set forth on Exhibit D-2, and as so amended and restated shall be, from and after the Effective Time, the certificate of formation of the Surviving Company (the “Effective Charter”), until duly amended or repealed in accordance with the provisions thereof and of Applicable Law.

(c) Company Agreements. At the Initial Effective Time, the Company LLC Agreement shall be amended and restated as set forth in substantially the form set forth on Exhibit E-1, and as so amended and restated, shall be, from and after the Initial Effective Time until the Effective Time, the limited liability company operating agreement of the Initial Surviving Company (the “Initial Restated LLC Agreement”). At the Effective Time, the limited liability company agreement of the Second Merger Sub shall be amended and restated as set forth in substantially the form set forth on Exhibit E-2, and as so amended and restated, shall be, from and after the Effective Time, the limited liability company operating agreement of the Surviving Company (the “Effective LLC Agreement”), until duly amended or repealed in accordance with the provisions thereof and of Applicable Law.

(d) Directors, Managers and Officers. At the Initial Effective Time, all of the directors and officers of the First Merger Sub and all of the managers, directors, managing members, and officers of the Company are hereby removed from such positions, and the manager and officers of the Initial Surviving Company shall be as set forth in the Initial Restated LLC Agreement. At and after the Effective Time, the only manager and officers of the Surviving Company shall be as set forth in the Effective LLC Agreement, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Effective Charter, the Effective LLC Agreement, and the relevant provisions of the LLC Act.

Section 2.4 Effects on Equity Interests.

(a) First Merger. As of the Initial Effective Time, by virtue of the First Merger and without any action by any of the Parties:

(i) Capital Stock of First Merger Sub. Each issued and outstanding share of common stock, par value $0.0001 per share, of the First Merger Sub that is issued and outstanding immediately prior to the Initial Effective Time shall be converted into and become one unit of limited liability company interest of the Initial Surviving Company and owned by Purchaser (the “Initial Company Units”).

(ii) Company Units. Each Company Unit that is issued and outstanding immediately prior to the Initial Effective Time (and any certificates evidencing any Company Unit) shall no longer be outstanding and shall be cancelled and extinguished, and converted automatically into the right to receive (1) the Per Unit Closing Consideration Cash, (2) the Per Unit Closing Consideration Shares, and (3) any other portion of the Consideration Cash or Consideration Shares payable after the Initial Effective Time to the Seller that held such Company Unit as of immediately prior to the Initial Effective Time under this Agreement (including pursuant to the Promissory Notes and the Escrow Agreement); and the Sellers shall cease to have any rights with respect to any Company Unit or any other equity interests in the Company, except for the rights to such Merger Consideration in accordance with the terms of this Agreement. Each Member hereby surrenders any Company Units (and any certificate with respect thereto) held by such Member as of immediately prior to the Initial Effective Time in exchange for such Merger Consideration. All issuances of Consideration Shares hereunder shall be rounded down to the nearest whole share with respect to each Member to whom such issuances are made.

(b) Second Merger. As of the Effective Time, by virtue of the Second Merger and without any action by any of the Parties, (i) each of the Initial Company Units shall be cancelled and extinguished, and (ii) each unit of limited liability company membership interests of the Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable unit of limited liability company membership interest of the Surviving Company and owned by Purchaser.

Section 2.5 Payment of Closing Consideration Cash; Issuances of Consideration Shares.

(a) At the Initial Effective Time, Parent shall issue the Closing Consideration Shares to the Members, in the allocations as set forth on the Estimated Closing Statement.

(b) At the Initial Effective Time, Purchaser or its designee shall pay the Closing Consideration Cash (defined below) to the Members, in the allocations as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds to such bank account as shall be specified by each Member prior to the Closing, as set forth on the Estimated Closing Statement.

(c) At the Initial Effective Time, Purchaser shall deposit, or cause to be deposited, the Escrow Amounts into the applicable Escrow Accounts. After the Closing, the Parties agree to execute joint written instructions to the Escrow Agent in accordance with this Agreement.

(d) Within fifteen (15) days of the one year anniversary of the Closing Date, subject to Section 9.5, each Member shall execute and deliver a written certification to Parent certifying that the representations and warranties in Section 6.6 are true and correct, as though made as of such date with respect to the First Tranche Shares; and upon receipt of such certificate from a Member, during such time period, Parent shall issue to such Member such Member’s portion of the First Tranche Shares (subject to Section 2.5(g) below), which are allocated among the Members according to each Member’s Pro Rata Percentage.

(e) Within fifteen (15) days of the two year anniversary of the Closing Date, subject to Section 9.5, each Member shall execute and deliver a written certification to Parent certifying that the representations and warranties in Section 6.6 are true and correct, as though made as of such date with respect to the Second Tranche Shares; and upon receipt of such certificate from a Member, during such time period, Parent shall issue to such Member such Member’s portion of the Second Tranche Shares (subject to Section 2.5(g) below), which are allocated among the Members according to each Member’s Pro Rata Percentage.

(f) All issuances of Consideration Shares to be made by Parent to a Seller hereunder shall be deemed issued to the Member of such Seller. All payments to be made by Purchaser, the Company, or a designee thereof to a Seller hereunder shall be made to such bank account as shall be specified by such Seller on the Estimated Closing Statement (or, with respect to a payment after the Effective Time, any updated bank account for such Seller that is specified by such Seller to Purchaser after the Effective Time, if applicable) and shall be deemed paid to the respective Member of such Seller (notwithstanding that, for convenience of wire transfers, such Seller may specify wire instructions for payment by Purchaser to the Seller Representative, an Owner or others, and Purchaser or the Company may make payments to Seller Representative, such Owner or others in accordance with such wire instructions, which shall be deemed payments by Purchaser or the Company to such Member followed by payments between and among such Member and such other Persons, as applicable).

(g) Each (i) payment made by Parent to a Member under the Promissory Note made by Parent to such Member and (ii) issuance of Consideration Shares shall, in each case, be net of an amount or issuance of shares of Parent Common Stock, as applicable, owed by the Company or Purchaser, as applicable, to HMAdviseCo, LLC dba Nfluence Partners or BA Securities, LLC (or to any Affiliate or designee of either such entity, together with such entities, the “Advisor”) under that certain Engagement Agreement, dated December 10, 2024, by and between the Company and Advisor, as amended, including by that certain letter agreement dated on or about the date hereof (the “Engagement Agreement”). Each payment made by Parent to a Member under the Promissory Note made by Parent to such Member shall, in each case, be net of the Second Transaction Bonus and Third Transaction Bonus owed by the Company to António Aires Pereira, Unipessoal Lda or its designee (“Melo”), in each such case as defined in and pursuant to that certain Letter Agreement (re: Release of Claims – Transaction Bonus), dated on or about the date hereof, between such Person and the Company and any other party thereto (as amended, the “Melo Letter”). The Parties agree that any shares of Parent Common Stock issued to Advisor and/or amounts paid by Parent to Advisor or Melo on behalf of the Company pursuant to the Engagement Agreement or the Melo Letter, as applicable, shall be deemed to be paid in satisfaction of the amount owed to the Members under the Promissory Notes or in satisfaction of the amount of Consideration Shares that would otherwise be issued to the Members under this Agreement, as applicable.

Section 2.6 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Parties will be entitled to deduct and withhold from any consideration otherwise deliverable pursuant to this Agreement such amounts, if any, as such Party is required to deduct and withhold under the Code or any other Applicable Law. Parent shall provide notice to the Seller Representative as soon as reasonably practicable prior to making any such deduction or withholding, and the parties hereto shall cooperate with each other in good faith, as and to the extent reasonably requested by the other party, to prevent or reduce any such potential deductions or withholdings. Any amounts so deducted and withheld and paid over to or deposited with the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Members or other applicable payee.

ARTICLE III

ADJUSTMENTS TO MERGER CONSIDERATION

Section 3.1 Estimated Closing Statement.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall have, in good faith and in accordance with the terms of this Section 3.1, prepared and delivered to Purchaser a draft version, and not later than one (1) Business Day prior to the Closing Date, a final executed version, a certificate (the “Estimated Closing Statement”) setting forth: (x) an estimated balance sheet of the Company as of the Reference Time, and (y) the Company’s good faith estimate of (i) Closing Date Cash (“Estimated Cash”), (ii) Closing Date Indebtedness (“Estimated Indebtedness”), (iii) Closing Date Transaction Expenses (“Estimated Transaction Expenses”), (iv) Closing Date Net Working Capital (“Estimated Net Working Capital”), (v) the resulting calculation of the Financial Adjustment Amount, the Estimated Closing Value, and Closing Consideration Cash (each defined below), in each case based upon the books and records of the Company and including the detailed components and aggregate totals of each such item, and, in the case of Estimated Cash and Estimated Net Working Capital, calculated in accordance with the Accounting Principles, and (vi) the allocation of the Closing Consideration Shares and Closing Consideration Cash among the Members and wire instructions for payment of the applicable portion of the Closing Consideration Cash to each Member. Estimated Cash, Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses shall be used to determine the “Estimated Closing Value”, which shall be an amount calculated using the formula set forth in the definition of Closing Value but applied mutatis mutandis based on such estimated amounts. The “Closing Consideration Cash” shall be an amount equal to (1) the Estimated Closing Value, minus (2) the Closing Consideration Share Value, minus (3) the First Tranche Value, minus (4) the Second Tranche Value, minus (5) the Escrow Amounts, minus (6) the Note Amount.

(b) Following the Initial Effective Time, the amount of each item of Estimated Indebtedness and Estimated Transaction Expenses, in each case, to the extent deducted in the determination of Estimated Closing Value and marked on the Estimated Closing Statement as due and required to be paid to a third party at or promptly after the Initial Effective Time as an Initial Effective Time wire transfer, shall be paid by Purchaser or the Company to (A) the Person entitled thereto or (B) to the Company, in which case the Company shall pay such amount to the Person entitled thereto (including through payroll, if applicable), subject to any applicable payroll taxes, conditions, and withholding, which shall be timely paid to the applicable taxing authority, as applicable.

Section 3.2 Post-Closing Adjustment.

(a) Final Closing Statement. Within 90 days following the Closing, Purchaser shall, in accordance with the terms of this Section 3.2, prepare and deliver to the Seller Representative a statement of the following (the “Final Closing Statement”): (i) Purchaser’s calculation of the Closing Date Cash, Closing Date Net Working Capital, Closing Date Transaction Expenses and Closing Date Indebtedness, in each case, based upon the books and records of the Company and (in the case of such Closing Date Cash and Closing Date Net Working Capital) calculated in accordance with Accounting Principles (each, a “Closing Item”); and (ii) Purchaser’s calculation of the Financial Adjustment Amount and the “Final Closing Value”, which shall be an amount calculated using the formula set forth in the definition of Closing Value but applied mutatis mutandis based on Purchaser’s calculation of the Closing Items.

Subject to Exhibit A, the Estimated Closing Statement and Final Closing Statement shall not reflect changes in assets or liabilities as a result of purchase accounting adjustments for the change of control and/or ownership of the Company contemplated by this Agreement.

(b) Review of Final Closing Statement; Objection. The Seller Representative shall have 30 days from the date of receipt of the Final Closing Statement to review Purchaser’s calculations of the Closing Items. If the Seller Representative disagrees with Purchaser’s calculation of Closing Date Cash, Closing Date Net Working Capital, Closing Date Transaction Expenses, Closing Date Indebtedness or Final Closing Value, the Seller Representative shall deliver written notice of such disagreement to Purchaser (an “Objection Notice”) within 30 days from the date of receipt of the Final Closing Statement, which Objection Notice shall specify in reasonable detail the item(s) to which such disagreement relates (and the amounts thereof in dispute) and the basis for each such disagreement and an alternative calculation for each such disputed item. To the extent the Seller Representative has not timely delivered an Objection Notice pursuant to the terms hereof, the Final Closing Statement and Final Closing Value shall be final, conclusive, and binding on the Parties. All Closing Items that are not so disputed within such period shall be final, conclusive and binding on the Parties. If the Seller Representative has timely delivered an Objection Notice to Purchaser pursuant to the terms hereof, Purchaser and the Seller Representative will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within 30 days after Purchaser has received the Objection Notice, the Seller Representative or Purchaser may submit the remaining disputed Closing Items disputed in the Objection Notice for resolution to the Accounting Firm to act as an expert and not an arbitrator, solely in accordance with the terms of this Agreement and procedures set forth in this Agreement and, as applicable, the Accounting Principles, to resolve such disputed Closing Items. In connection with engaging the Accounting Firm, each Party agrees, if requested by the Accounting Firm, to execute an engagement letter on terms reasonably satisfactory to the Seller Representative and Purchaser. The Parties and their respective agents will reasonably cooperate with the Accounting Firm during its resolution of any disagreements included in the Objection Notice. The Accounting Firm shall be instructed by Purchaser and the Seller Representative (and each of the foregoing Persons shall use commercially reasonable efforts to cause the Accounting Firm) (A) to make its determination in accordance with the guidelines and procedures set forth in this Agreement and, as applicable, in the Accounting Principles, (B) to consider only those items and amounts disputed in an Objection Notice that Purchaser, on the one hand, and the Seller Representative, on the other hand, are unable to resolve, (C) to not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party, in either case, in the Final Closing Statement or the Objection Notice, and (D) to determine any items of the Closing Date Cash, Closing Date Net Working Capital, Closing Date Transaction Expenses, Closing Date Indebtedness and Final Closing Value, including each of the components thereof, that are specifically in dispute based solely on written materials submitted by Purchaser and the Seller Representative (i.e., not on independent review or oral testimony from the Parties or any other Person) and on the definitions and other applicable provisions included herein. The Seller Representative and Purchaser shall give each other copies of any written submissions and any other such supporting documentation, information and calculations at the same time as they are submitted to the Accounting Firm.

(c) The fees and disbursements of the Accounting Firm shall be borne (A) by Purchaser in the proportion that the aggregate dollar amount of the Final Closing Value as determined by the Accounting Firm differs from the Final Closing Value proposed by Purchaser immediately prior to submission to the Accounting Firm and (B) by Sellers in the proportion that the aggregate dollar amount of the Final Closing Value as determined by the Accounting Firm differs from the Final Closing Value proposed by the Seller Representative immediately prior to submission to the Accounting Firm. The determination of the Accounting Firm as to any disputed matters shall be set forth in a written statement delivered to Purchaser and the Seller Representative. Absent Fraud or manifest error, the Parties agree that judgment may be entered upon the determination of the Accounting Firm in accordance with this Section 3.2 in any court having jurisdiction pursuant to Section 10.8.

(d) Final and Binding Determination and Payments. Closing Date Cash, Closing Date Net Working Capital, Closing Date Transaction Expenses and Closing Date Indebtedness as agreed to by the Seller Representative and Purchaser or as determined by the Accounting Firm in accordance with Section 3.2(b), as applicable, shall be final, non-appealable and binding on all of the Parties for purposes of this Section 3.2 (absent Fraud or manifest error) (but without limiting the rights of the Purchaser Indemnified Parties under Article IX) and shall be deemed the “Final Cash,” “Final Net Working Capital,” “Final Transaction Expenses” and “Final Indebtedness,” respectively, for all purposes herein. Upon completion of such calculation, the Final Closing Value shall be recalculated using the formula set forth in the definition of Closing Value, but applied mutatis mutandis using such applicable “Final” Closing Items, and the following payments shall be made:

(i) If the Final Closing Value is greater than the Estimated Closing Value, (x) Purchaser shall pay, or cause to be paid, such excess to Sellers (allocated among the Sellers in accordance with their respective Pro Rata Percentages), on or before the third Business Day following the determination of the Final Closing Value as set forth in this Section 3.2(d), by wire transfer in immediately available funds, and (y) Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent, to release on or before such day, all amounts from the Adjustment Escrow Account to the Seller Representative (for the Sellers). The Purchaser Indemnified Parties (including the Company) shall have the right to withhold and set off against any amount otherwise due to be paid by Purchaser or the Company pursuant to this Section 3.2(d) in accordance with Section 9.5.

(ii) If the Final Closing Value is less than or equal to the Estimated Closing Value, and such shortfall (if any, the “Purchaser Adjustment Amount”) is equal to or less than the Adjustment Escrow Amount, then Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release, on or before the third Business Day following the determination of Final Closing Value as set forth in this Section 3.2(d), (x) to Purchaser from the Adjustment Escrow Account an amount equal to the Purchaser Adjustment Amount to such account designated in writing by Purchaser, and (y) to the Seller Representative (for the Sellers) the amount remaining, if any, in the Adjustment Escrow Account after giving effect to the payment of the Purchaser Adjustment Amount. If the Final Closing Value is less than the Estimated Closing Value, and the Purchaser Adjustment Amount exceeds the Adjustment Escrow Amount, then (A) Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release, on or before the third Business Day following such determination of the Final Closing Value as set forth in this Section 3.2(d), to Purchaser, to such account designated in writing by Purchaser, from the Adjustment Escrow Account the entire Adjustment Escrow Amount, and (B) on or before such date, Sellers shall, allocated in accordance with their respective Pro Rata Percentages, by wire transfer in immediately available funds, pay to Purchaser, to such account designated in writing by Purchaser, such excess amount. To the extent any Seller has not yet paid such Seller’s portion of such Seller’s excess amount to Purchaser, in Purchaser’s sole discretion, from time to time, Purchaser may recover all or any portion of such excess amount from the portion of the Indemnification Escrow Account allocated to such Seller under Section 9.5(a), in which case such Seller shall immediately replenish the Indemnification Escrow Account in cash by the amount of such recovery.

(e) All post-Closing adjustments made pursuant to this Section 3.2 shall be treated as an adjustment to the Final Closing Value.

ARTICLE IV

THE CLOSING

Section 4.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the later of (a) the date hereof or (b) upon completion of the First Merger (the actual date and time being herein called the “Closing Date”). The Closing shall be deemed effective as of the Reference Time on the Closing Date for financial, accounting and Closing Value determinations.

Section 4.2 Deliveries by the Company and Sellers. At the Closing, the Company and Sellers shall deliver or cause to be delivered to Purchaser:

(a) a certified copy of (i) the Company Governance Documents and the governing documents of each Member, (ii) the Written Consent, and (iii) unanimous written resolutions duly adopted by each Member’s managers, managing member, board of managers, or board of directors (or comparable governing body) and each Member’s members, shareholders, or other equityholders, in each case, approving this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the performance of each such Member in respect thereof;

(b) a good standing certificate for the Company and each Member that is an entity (including in the jurisdiction of organization and any other jurisdiction in which such applicable Person is qualified to do business), each dated as of no more than fifteen (15) days before the Closing Date;

(c) resignations of the directors, managing members, managers, and officers of the Company (the “Resignations”);

(d) the First Certificate of Merger, duly executed by the Company;

(e) evidence that the consents set forth on Schedule 5.3 and Schedule 5.4 of the Disclosure Schedule have been obtained, in form and substance satisfactory to Purchaser;

(f) (i) customary payoff letters and lien release documentation in form and substance satisfactory to Purchaser from the holders of certain Closing Date Indebtedness set forth on the Estimated Closing Statement, as determined by Purchaser, setting forth the aggregate amounts required to satisfy in full all such Closing Date Indebtedness and evidencing release and termination of all security interests in respect thereof, (ii) final invoices in form and substance satisfactory to Purchaser with respect to certain Closing Date Transaction Expenses and other Closing Date Indebtedness, in each case, set forth on the Estimated Closing Statement, as determined by Purchaser, and (iii) a general release, in form and substance satisfactory to Purchaser, duly executed by each recipient of a Transaction Payment;

(g) evidence of the purchase of the “tail” insurance policies referred to in Section 8.3;

(h) an IRS Form W-9, duly completed and executed by each Owner and each Member;

(i) a duly executed and completed statement from the Company meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that an interest in the Company is not a “United States real property interest”, together with notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such statement;

(j) terminations of certain Contracts specified by Purchaser, between the Company and the other party(ies) to such Contracts, duly executed by the Company and each such other Person, in form and substance reasonably satisfactory to Purchaser (the “Termination Agreements”);

(k) the Promissory Notes, duly executed by each Member;

(l) the Escrow Agreement, duly executed by the Seller Representative and Escrow Agent;

(m) a transition services consulting services agreement between Mode Mobile, LLC and each of Joao Figueiredo and Raj Vir (each, a “Consulting Agreement”), in form and substance reasonably satisfactory to Purchaser and each such individual, duly executed by each such individual;

(n) an offer letter and related agreements between the Company and each of Adam Watters and Matthew Helms (each, an “Offer Letter”), in form and substance reasonably satisfactory to Purchaser and such individual, as applicable, duly executed by the Company and each such individual;

(o) a joinder to each of the Parent Stockholder Agreements, duly executed by each Member, agreeing to be bound as a “Key Holder” thereunder;

(p) the Melo Letter; and

(q) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser as may be required to give effect to this Agreement.

Section 4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers and the Company:

(a) a certified copy of written resolutions duly adopted by Purchaser’s board of directors (or comparable governing body) approving this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the performance of Purchaser in respect thereof;

(b) the First Certificate of Merger, duly executed by the First Merger Sub;

(c) the Second Certificate of Merger, duly executed by the Initial Surviving Company and the Second Merger Sub;

(d) the Escrow Agreement, duly executed by Purchaser;

(e) the Promissory Notes, duly executed by Purchaser;

(f) the Consulting Agreements, each duly executed by Mode Mobile, LLC; and

(g) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company as may be required to give effect to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

As an inducement to Purchaser to enter into this Agreement and the applicable Ancillary Agreements and consummate the transactions contemplated hereby and thereby, the Company and each Seller hereby represent and warrant to Purchaser, subject to such exceptions as are disclosed in the disclosure schedule supplied by Sellers to Purchaser (the “Disclosure Schedule”) and dated as of the date hereof (which disclosures and exceptions apply only to (i) the section, subsection, paragraph and subparagraph numbers of this Article V to which they are referenced in the Disclosure Schedule, or (ii) any other section, subsection, paragraph or subparagraph of this Article V, provided that it is reasonably apparent on the face of such disclosure that the disclosure is responsive to such other section, subsection, paragraph or subparagraph), that the following representations and warranties are true and correct as of the Closing:

Section 5.1 Organization of the Company; Capitalization; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite limited liability company power to own, lease and operate and carry on the Business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign limited liability company in each jurisdiction in which the nature or location of the Business or its other properties or activities make such qualification or licensing necessary to the Company’s business as currently conducted, except where the failure to be so qualified, licensed or in good standing would not be material, and each such jurisdiction is set forth on Schedule 5.1(a) of the Disclosure Schedule. Schedule 5.1(a) of the Disclosure Schedule also sets forth each assumed name or “dba” (or other name used to conduct the Business currently or at any previous time) used or registered by the Business or the Company.

(b) Each Member is the sole record and beneficial owner of the equity interests of the Company, free and clear of all Liens (other than any restrictions under applicable securities laws), which are set forth as owned by such Member on Schedule I, and such Company Units set forth on Schedule I constitute all of the issued and outstanding equity interests of the Company. Immediately after the Initial Effective Time, Purchaser will hold 100% of the equity interests of the Company. The managers, members, board of managers or similar governing body of the Company and the equityholders of the Company have duly authorized and approved each issuance of equity interests in the Company, including the Company Units. All such equity interests, including the Company Units, were issued in compliance with Applicable Law and any requirements set forth in the Company’s governing documents. No such equity interests, including the Company Units, are or were at any time certificated or subject to any preemptive rights, rights of first refusal or restrictions on transfer. No operating agreement, shareholders agreement, or members agreement has been executed or is binding with respect to any equity interests of the Company, including the Company Units, except the Company LLC Agreement. The Company is manager-managed, and the sole governing documents of the Company are the Company Governance Documents, which are listed on Schedule 5.1(b) of the Disclosure Schedule, true and complete copies of which have been made available to Purchaser, and the Company Governance Documents are in full force and effect. No Person has violated or breached, or committed any material default under any of the Company’s governance or other organizational documents (including the Company Governance Documents), nor has any event occurred, which with notice or lapse of time, or both, would constitute such a material default. The transactions contemplated hereby (including the allocation of each Seller’s portion of its Merger Consideration) comply with the Company Governance Documents.

(c) There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the issuance, disposition or acquisition of any equity interests of the Company, including the Company Units (other than this Agreement). There are no outstanding or authorized equity appreciation, phantom stock, profits interests or similar rights with respect to the Company. Except for the Company LLC Agreement, there are no member agreements, voting trusts, proxies or other Contracts or understandings with respect to the voting, control or disposition of any equity interests of the Company (including the Company Units). Neither the Company nor any Seller is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests of the Company (including the Company Units). No former direct or indirect holder of any equity interests of the Company has any claim or rights against the Company or a Seller that remains unresolved or to which the Company or a Seller has or may have any liability, and no such claim is threatened. Neither the Company nor any Member has any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued but unpaid dividends or distributions with respect to any equity interests of the Company (including the Company Units).

(d) The Company does not currently have, and has never had, any Subsidiaries and does not control or own, directly or indirectly, any equity interest in any partnership, joint venture, trust, unincorporated association, corporation, limited liability company, business association or other Person. Schedule 5.1(d) of the Disclosure Schedule sets forth all of the directors, officers, managers, general partners and managing members for the Company, each of whom has resigned, effective upon the Closing. The Company has not: (i) commenced or suffered commencement of a voluntary or involuntary Proceeding pursuant to or within the meaning of any United States Bankruptcy Code or any other similar Law relating to insolvency or relief of debtors; (ii) appointed or had appointed a trustee, receiver, assignee, liquidator or similar official under any such Law; (iii) made an assignment for the benefit of creditors; (iv) admitted in writing its inability to pay its debts as they become due; or (v) otherwise engaged in Proceedings or process related to the its liquidation or dissolution.

Section 5.2 Authority. The Company has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement, such applicable Ancillary Agreements, and the other transactions contemplated hereby and thereby have been unanimously approved by each of the manager, members, shareholders, equityholders, board of managers, and/or board of directors (or comparable governing body) of the Company, as applicable. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

Section 5.3 No Conflicts. The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of a Lien on any assets or equity interests of the Company as a result of and will not result in any violation of or default under (with or without notice or lapse of time, or both), require a Consent or authorization of any Person under, require a notice to be given to any Person under, or give rise to a right of any Person of termination, cancellation, modification or acceleration of any obligation, right or loss of any benefit under (a) any provision of the Company Governance Documents, (b) any Material Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any Applicable Law or Order applicable to the Company or any of its properties or assets (whether tangible or intangible). No “bulk sales,” “bulk transfer” or similar laws apply to the transactions contemplated hereby.

Section 5.4 Governmental Approvals. Except as set forth on Schedule 5.4 of the Disclosure Schedule, no Consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity (including under any Permit) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

Section 5.5 Financial Statements; Indebtedness; Undisclosed Liabilities.

(a) Schedule 5.5(a)(1) of the Disclosure Schedule sets forth (i) the unaudited balance sheet of the Company for each of the years ended as of December 31, 2023 and December 31, 2024 and the related unaudited statements of income, cash flows and members’ equity of Company for the twelve-month periods then ended, and (ii) the unaudited balance sheet of the Company as of October 31, 2025 and the related unaudited statements of income, cash flows and members’ equity of the Company for the ten-month period then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 5.5(a)(2) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout all periods involved, subject, in the case of the financial statements referenced in the foregoing clauses (ii) or (iii), to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the year-end Financial Statements). The Financial Statements are consistent with the Company’s books and records (which books and records are correct and complete in all material respects) and fairly and accurately present in all material respects in accordance with GAAP on a consolidated basis the financial condition, the results of operations, and cash flows of the Company and of the Business as of their respective dates and for the respective periods presented, and are correct, accurate and complete in all material respects.

(b) The Company has no material Liabilities (whether due or to become due and regardless of when asserted), and there is no existing condition, situation or set of circumstances that reasonably would be expected to result in such a Liability, except for (i) executory obligations arising pursuant to the Contracts set forth on Schedule 5.10(a) of the Disclosure Schedule to be performed by the Company, other than any Liabilities (A) that arise at or as a result of the Closing or (B) for Taxes or Indebtedness or breaches or violations of Contract, tort, infringement, warranty or Law, (ii) liabilities set forth on the latest balance sheet included in the Financial Statements, or (iii) liabilities (including Transaction Expenses) set forth on the Estimated Closing Statement and resulting in a reduction of the Estimated Closing Value.

(c) As of the Closing, except as set forth on the Estimated Closing Statement, the Company has no Indebtedness, unpaid Transaction Expenses, or Current Liabilities. The accounts receivable of the Company in the Financial Statements (and accounts receivable arising after the date of the Financial Statements, including as set forth in the Estimated Net Working Capital) represent valid and collectible obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. Allowances for doubtful accounts in respect of the accounts receivable of the Company reflected in the Financial Statements have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. No notice has been received from any obligor of any accounts receivable that any amount of any such accounts receivable is subject to any pending or threatened contra account, defense set-off, discount, counterclaim, allowance or adjustment of any kind.

(d) Schedule 5.5(d) of the Disclosure Schedule sets forth a list of the Company’s cash that is restricted and/or deposited with third parties (including lease deposits and utility deposits) as of the Closing (the “Restricted Cash”), including the third parties holding such cash, the Contracts entered into connection therewith, and the amounts as of the Closing.

(e) The Company has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting. There has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Company, (ii) any fraud by any of the Company’s employees or any Owner, (iii) any wrongdoing that involves any Company employee or Owner who has or had a role in the preparation of financial statements or the internal accounting controls used by the Company or (iv) any claim or allegation regarding any of the foregoing.

Section 5.6 No Changes. Since May 30, 2025, no event, circumstance or change has occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or reasonably would be expected to have, a Material Adverse Effect. Since May 30, 2025, (I) the Company has operated the Business in the ordinary course of business consistent with past practice and not taken any action outside of the ordinary course of business consistent with past practice (nor any other extraordinary transaction), and the Company has taken commercially reasonable efforts to preserve intact its current business organization, maintained its material rights and Intellectual Property, kept available the services of its officers and employees and preserved its relationships with its customers, suppliers and others having business dealings with it, and (II) the Company has not (and with respect to clause (H) below, neither the Company nor any Seller has): (A) issued, sold or granted any shares or other equity interests, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares or other equity interests, or any warrants, options, calls, commitments or rights to acquire any shares or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares or other equity interests; (B) split, combined, subdivided or reclassified any shares or other equity interests; (C) adopted any amendments to its governing or organizational documents; (D) incurred or guaranteed any Indebtedness or made any loans or advances to any other Person; (E) other than inventory acquired in the ordinary course of business, acquired properties or assets, including shares or other equity interests, of another Person; (F) sold, transferred, leased or licensed any of its properties or assets (including Intellectual Property), other than inventory and immaterial obsolete equipment or assets with de minimis or no book value (or other than pursuant to Standard Agreements), in each case, in the ordinary course of business; (G) except to the extent required by Law, (i) adopted, terminated or amended in any respect any Plan or any employment, consulting, retention, change in control bonus, severance or other similar agreement, or accelerated the time of payment, vesting or funding of any compensation or benefits under any Plan (including any plan or arrangement that would be an Plan if it was in effect on the date hereof), or (ii) materially increased or granted any new compensation or benefits for any director, manager, officer, employee or individual service provider or hired, promoted, or suffered a resignation, termination or removal of, any executive officer, manager, and/or employee of the Company or any other material loss of personnel, or (iii) made any change in the management structure of the Company, including the hiring, promotion or termination of or increase in compensation or benefits of any “C level” executive or any other employee with annual base compensation in excess of $75,000; (H) (i) except for the C-Corp Election as set forth in Section 5.7(e), made or changed any election relating to Taxes, (ii) changed any annual Tax accounting period, (iii) entered into any Tax closing agreement, (iv) surrendered any right to claim a refund, offset, or other reduction of Taxes (other than through the passage of time), (v) settled or compromised any income or other material Tax claim, audit or assessment, (vi) filed any amended income or other material Tax Return or claim for Tax refund, (vii) requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (viii) incurred any liability for Taxes outside the ordinary course of business, (ix) failed to file any income or other material Tax Return (taking into account extensions of time to file), (x) failed to pay any material Tax that becomes due and payable, or (xi) adopted or changed any Tax accounting method; (I) declared or paid any dividends or distributions or repurchased or redeemed any of the Company Units or other equity interests of the Company, entered into any agreement with respect to the voting of the Company Units or other equity interests of the Company, or paid any amount or transferred any asset to or for the benefit of a Seller or any Representative or Affiliate thereof, except payments to employees in the ordinary course of business; (J) initiated any Proceeding or threatened any Proceeding or entered into any settlement or waived any rights in respect of any Proceeding; (K) waived any rights under, terminated, entered into, amended, extended or otherwise modified in any respect any Material Contract or failed to renew any existing insurance coverage; (L) changed its accounting methods or principles or the annual accounting period, except as required by changes in GAAP or Applicable Law, or taken or omitted to take any action not in accordance with its accounting methods or principles; (M) implemented any employee terminations or layoffs, including those that could implicate the WARN Act, or any other reduction in force, early retirement or other voluntary or involuntary employment termination programs; (N) taken any action (or failed to take any action) that has resulted or would reasonably be expected to result in the loss, expiration, lapse, abandonment, invalidity or unenforceability of any Intellectual Property; (O) suffered any damage, destruction, or loss of any asset (whether or not covered by insurance) in excess of $10,000 in the aggregate; (P) become bound by or subject to any collective bargaining relationship or CBA with any labor union, labor organization, works council, or group of employees of the Company; (Q) revalued any of its assets, including by writing down the value of inventory or writing off of notes or accounts receivable; (R) made any commitment or commitments for capital expenditures that exceeds $10,000 in the aggregate; (S) subjected any portion of its properties or assets to any material Lien, except for Permitted Liens; (T) amended or authorized the amendment of any of its governance or organizational documents; (U) changed its document or email retention practices or policies or deleted, purged, altered or removed any material amounts of emails or documents (other than in accordance with such practices and policies in the ordinary course of business); (V) merged into or consolidated with any other Person, made any acquisition of any equity interests or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permitted any other Person to be merged or consolidated with the Company; or (W) committed to or entered into an Contract to do any of the foregoing. During the previous three years, the Company has not conducted any business other than the Business.

Section 5.7 Tax Matters.

(a) Definitions. For purposes of this Agreement, “Tax” or “Taxes” means: all federal, state, local, foreign, or other income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, ad valorem, value added, transfer, net worth, franchise, capital stock, capital gain, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, natural resources, windfall profits, customs duties, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition to tax, whether disputed or not, imposed by any Tax Authority responsible for the imposition of any such tax. “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof. “Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

(b) The Company has timely and properly filed (or been included in) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with Applicable Law. The Company has timely paid all material Taxes which are due and payable by them (whether or not reflected as due on any filed Tax Return). The Company has complied with all Applicable Laws relating to the withholding of Taxes and the payment of any withheld Taxes to the appropriate Tax Authority, including in connection with amounts paid and owing to any employee, shareholder, member, creditor, independent contractor, non-resident or other third party, and all IRS Forms W-2 and 1099 (or similar state and local forms) required with respect thereto have been properly completed and timely filed.

(c) There are no Proceedings being conducted or pending with respect to the Company or any Seller in respect of any Taxes or Tax Return in any jurisdiction, which has not been fully resolved, nor has any such Proceeding been threatened in writing by any Governmental Entity. The Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company. There are no requests for rulings or determinations in respect of any Tax pending with respect to the Company.

(d) Except as set forth on Schedule 5.7(d) of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company, and the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, and the Company has not executed or filed any power of attorney with any Tax Authority that is still in effect.

(e) The election for the Company to be classified as a “C-corporation” for purposes of the Internal Revenue Code during calendar year 2025 (the “C-Corp Election”) was made on IRS Form 8832 filed with the IRS on November 21, 2025, and effective as of November 20, 2025, and duly-executed by individuals with authority to bind the Company. At all times since its inception prior to the effective date of the C-Corp Election, the Company was classified as a partnership for U.S. federal income tax purposes and had never elected to be classified as an association or a corporation for U.S. federal income tax purposes. At all times following the effective date of the C-Corp Election, the Company has been a “C corporation” for U.S. federal income tax purposes.

(f) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Seller.

(g) Except as set forth on Schedule 5.7(g) of the Disclosure Schedule, no claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(h) Except as set forth on Schedule 5.7(h) of the Disclosure Schedule, the Company has never been a member of any affiliated, consolidated, combined, unitary or other group or been included or required to be included in any Tax Return related to any such group. The Company is not liable for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or foreign Law) or (B) as a transferee or successor, by Contract or otherwise pursuant to Law. Neither the Company nor any Seller is a party to or bound by any Tax allocation, Tax indemnity, or Tax sharing agreement (other than any agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i) Neither the Company nor any Seller has ever been a party to any “listed transaction” as defined Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or foreign Applicable Law.

(j) The Company and Sellers have properly collected and remitted sales, use, value-added, and similar Taxes with respect to sales made to their customers, and have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(k) The unpaid Taxes of Sellers and the Company (A) did not, as of the most-recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Sellers in filing their Tax Returns. Since the date of the most-recent financial statements, Sellers and the Company have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(l) Neither the Company nor any Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into prior to Closing; (v) installment sale or open transaction disposition made prior to Closing; or (vi) deferred revenue or prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(n) The Company (i) is not and has never been a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not and has never been a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(o) The Company and Sellers are in material compliance with all Applicable Laws related escheatment and unclaimed property.

Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount of, or any limitations on, any Tax attribute of the Company (e.g., net operating losses), in each case, which arose in any Pre-Closing Tax Period, was not utilized before the Closing, and did not count toward a positive adjustment in the determination of Closing Date Net Working Capital or the Financial Adjustment Amount (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing.

Section 5.8 Title; Liens; Real Property; Personal Property.

(a) The Company has good and valid title, free and clear of all Liens (other than Permitted Liens), to all of the properties and assets, tangible or intangible (but excluding Business Intellectual Property), owned or used by the Company, except for the assets set forth on Schedule 5.8(a) of the Disclosure Schedule (the “Leased Assets”). All such tangible properties, assets and Leased Assets are under the custody of employees or contractors of the Company in the ordinary course of business. All of the Company’s machinery, equipment and other tangible assets (whether owned or leased) are (i) in good working order and repair (ordinary wear and tear and aging excepted), have been maintained, and are suitable for the purposes for which they presently are used in the ordinary course of business and (ii) are fully sufficient for Purchaser and the Company to continue to operate the Business following the Closing in the ordinary course of business in the manner that such business has been conducted immediately prior to the Closing and to produce the operating results depicted in the Financial Statements. Except as set forth on Schedule 5.8(a) of the Disclosure Schedule, the Company owns (or, with respect to Leased Assets, has a valid leasehold interest in) all properties and assets used in or necessary for the conduct of the Business. All of the Leased Assets are free and clear of all Liens (other than Permitted Liens), and the Company has a valid leasehold interest in all of the Leased Assets.

(b) The Company does not own and has never owned any real property nor does it hold an option to acquire any real property. The Company is not a lessor or lessee (or sub-lessee) of any real property.

Section 5.9 Intellectual Property.

(a) Schedule 5.9(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all Business Intellectual Property (other than trade secrets, know-how and goodwill attendant to the Business Intellectual Property and other Intellectual Property rights not reducible to schedule form) that is owned or purported to be owned by the Company, that (1) has been issued by, or registered or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency anywhere in the world, including, (i) all issued patents and pending patent applications; (ii) all registrations and applications for registration of any copyrights; (iii) all registrations and applications for registration of any Trademarks; and (iv) all domain name registrations (collectively, “Registered Intellectual Property”); (2) is a material unregistered Trademark; or (3) is proprietary Software; in each case, that is owned or purported to be owned by the Company (together with all other Intellectual Property owned or purported to be owned by the Company, whether or not required to be listed on Schedule 5.9(a) of the Disclosure Schedule, collectively, the “Company Owned Intellectual Property”). All Registered Intellectual Property has been duly maintained (including the payment of all filing, issuance, extension, renewal and maintenance fees), and is subsisting, valid, and to the Knowledge of the Company, enforceable (except with respect to applications, which are subsisting and validly applied for), and no expiration, cancellation, abandonment or other loss of any of the Company Owned Intellectual Property is threatened in writing, pending, or, to the Knowledge of the Company, reasonably foreseeable.

(b) The Company is the sole and exclusive owner of all right, title and interest in, to and under all Company Owned Intellectual Property, and has a valid and enforceable written license to use all other Business Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The Business Intellectual Property constitutes all Intellectual Property used in or necessary and sufficient for the conduct and operations of the Business.

(c) (i) None of the Company Owned Intellectual Property or the use thereof, nor the conduct of the Business, infringes upon, misappropriates, or otherwise violates, or has infringed upon, misappropriated, or otherwise violated, the Intellectual Property or other rights of any other Person, nor, to the Company’s Knowledge, is the Company Owned Intellectual Property, or has the Company Owned Intellectual Property been, infringed upon, misappropriated, or otherwise violated by any other Person or any third party’s property or proprietary rights, (ii) the Company has not received in writing any claim, any cease and desist or equivalent letter or any other notice of any allegation that any use by the Company of the Business Intellectual Property or the conduct of the Business or any other actions of the Company in its operation of the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person and, to the Knowledge of the Company, there are no specific facts that would reasonably be expected to give rise to any such claim or allegation, (iii) there has been no unauthorized use by, disclosure to or by, or infringement, misappropriation or other violation of any of the Business Intellectual Property by any current or former officer or employee of the Company or, to the Company’s Knowledge, by any third party and/or independent contractor, consultant or any other agent of the Company, in each case, who obtained such Business Intellectual Property as a part of their engagement with the Company, (iv) none of the Company Owned Intellectual Property is subject to any suits, actions, claims or demands of any third party and no action or Proceeding, whether judicial, administrative or otherwise, has been instituted or is pending or threatened in writing that challenges or affects the rights of the Company therein, and the Company has no Knowledge of any such claim, demand, action or Proceeding that is unasserted with respect to any of the Company Owned Intellectual Property, and (v) the Company has not received any written legal opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Company Owned Intellectual Property or any infringement or noninfringement of any third party rights by the Company.

(d) Each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company Owned Intellectual Property or had access to confidential information of the Company, including prior to the formation of the Company, has signed a valid and enforceable written agreement with the Company containing (i) an irrevocable (to the extent permitted under Applicable Law) present assignment by such Person to the Company of all Intellectual Property arising out of (in the case of employees) or developed for the Company as a part of (in the case of independent contractors) such Person’s employment or engagement by the Company (including, with respect to employees, all Intellectual Property that (x) relates, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Business as then conducted, (y) was developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (z) resulted from the performance of services for the Company), and (ii) confidentiality provisions protecting the Business Intellectual Property and confidential information of the Company, and, to the Knowledge of the Company, no Person has breached any such agreement. It will not be necessary to use any inventions of any of the Company’s employees made prior to their employment by the Company, including prior employees.

(e) No employee or former employee of the Company or former employer of any such employee has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned Intellectual Property, and no such Person has made any such claim in writing. To the Company’s Knowledge, no former employee has in its possession any Company Systems (including any backup media, including storage drives of any type, tapes, or disks) that contain Company trade secrets or confidential information. No Company Owned Intellectual Property is owned jointly by the Company, on the one hand, and any Seller or any Affiliate thereof, on the other hand.

(f) The Company has taken the reasonable steps necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary information held by the Company, including with respect to trade secrets.

(g) Schedule 5.9(g) of the Disclosure Schedule contains a true, complete and accurate list of (i) all Open Source Software that are Third-Party Components of Company Products (indicating, in each case, whether the Company has modified such Open Source Software or used such Open Source Software on an “as is” basis), (ii) the names of the applicable Open Source License for each such item of Open Source Software, and (iii) the Company Products in which such Open Source Software is a Third-Party Component thereof. The Company’s use of any Open Source Software (including using, linking, incorporating or embedding into, combining with, distributing with, or otherwise making available any Open Source Software in connection with any Company Product) does not and, as currently used, will not, (A) obligate the Company, as a condition to the license or otherwise, to (1) disclose or distribute in source code form any portion of any Company Software, (2) license or otherwise make available on a royalty-free basis any portion of any Company Software, (3) grant any patent rights to any Person, including non-assertion rights, or (4) permit any licensee of any product or service of the Company to modify, make derivative works of, or reverse engineer any portion of any Company Software, or (B) otherwise impose any material limitation or restriction on the right or ability of the Company to use or distribute any Company Software.

(h) Neither the Company nor any third party acting on Company’s behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of any Source Code (as defined below) other than pursuant to Standard Agreements entered into with the Company’s employees, independent contractors and consultants that contain customary non-use and non-disclosure obligations sufficient to protect the confidentiality of such Source Code and that limit use of such Source Code solely for purposes of performing services for or on behalf of the Company as directed by the Company. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will result in the disclosure or delivery to any Person of any Source Code other than pursuant to Standard Agreements entered into with its employees, independent contractors and consultants that contain customary non-use and non-disclosure obligations sufficient to protect the confidentiality of such Source Code and that limit use of such Source Code solely for purposes of performing services for or on behalf of the Company as directed by the Company. Schedule 5.9(h) of the Disclosure Schedule identifies each Contract, agreement and instrument pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any Person, any Source Code. The execution of this Agreement and consummation of the transactions contemplated hereby will not result in the disclosure or release from escrow of any Source Code. As used in this Agreement, “Source Code” means the human readable source code for any Software that is part of the Company Owned Intellectual Property.

(i) Neither the execution, delivery, nor performance of this Agreement, nor the consummation of the transactions contemplated hereby, will other than under any Contract to which Purchaser or any of its Affiliates is bound immediately prior to Closing, (i) cause the forfeiture or termination or give rise to a right of forfeiture or termination of or result in any loss of any Company Owned Intellectual Property, or (ii) result in (A) the Company granting to any Person any license, covenant not to sue, immunity, or other right to, or with respect to, any of the Company Owned Intellectual Property, (B) the Company Owned Intellectual Property being bound by, or subject to, any noncompete or other restriction on the operation or scope of the Company’s Business, or (C) the Company being obligated to pay any royalties or other amounts to any Person that would otherwise not have been owed.

(j) No government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or other funding from third Persons provided specifically for research and development of Company Owned Intellectual Property was used in the development of any of the Company Owned Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or right to use any Company Owned Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any of the Company Owned Intellectual Property, has performed services for any government, university, college, hospital, foundation, or other educational institution or research center in a manner that would materially and adversely affect the Company’s rights in such Company Owned Intellectual Property.

(k) The Company uses all Generative AI Tools (as defined below) in material compliance with the applicable license terms, consents, agreements and laws. The Company has not included and does not include any sensitive Personal Information, trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company has not used Generative AI Tools to develop any material Company Owned Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

Section 5.10 Agreements, Contracts and Commitments.

(a) Material Contracts. Except as set forth on the applicable subsections of Schedule 5.10(a) of the Disclosure Schedule, neither the Company nor any Company assets used in the conduct of the Business is a party to, or bound by, any Contract that is, or includes any of, the following:

(i) a CBA;

(ii) an employment, retirement, equity-based, profit sharing, bonus, consulting (other than Standard Agreements), commission, incentive, severance, separation, change in control, retention or deferred compensation Contract;

(iii) hedging instruments, factoring agreements or Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s assets or to the guaranty of any obligation for borrowed money or otherwise;

(iv) letter of credit, surety bond or similar arrangements;

(v) Contracts with respect to the lending or investing of funds;

(vi) Other than Standard Agreements, (A) a license or other Contract with respect to any Intellectual Property rights or (B) other agreements affecting or restricting the Company’s ability to use, disclose or enforce any Intellectual Property rights, including any settlement, co-existence, consent-to-use or standstill agreement;

(vii) a Contract under which the Company is a lessee of or holds or operates any property, real or personal, owned by any other Person;

(viii) a Contract under which the Company is a lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(ix) (A) a Contract or group of related Contracts with the same Person and its Affiliates pursuant to which the Company received or reasonably expects to receive during the 2025 calendar year (or received or reasonably expects to receive during the 2026 calendar year) more than $20,000 (or reasonably expects to receive after the 2026 calendar year more than $40,000), (B) a Contract or group of related Contracts with the same Person and its Affiliates pursuant to which the Company paid or reasonably expects to pay during the 2025 calendar year (or paid or reasonably expects to pay during the 2026 calendar year) more than $20,000 (or reasonably expects to pay after the 2026 calendar year more than $40,000), or (C) a distributor, advertising, reseller or broker Contract (including any Contract or an engagement of an investment banker);

(x) a Contract prohibiting or in any way limiting or restricting the Company (or, from and after the Closing, Purchaser) from freely engaging in business anywhere in the world or otherwise prohibiting competition or which otherwise contains restrictions from participating or competing in any line of business or market or geographic area;

(xi) a Contract which contains any minimum volume requirement, most-favored nations provision or guaranteed pricing or which was awarded on the basis of cost disclosure or comparable pricing data;

(xii) a Contract (A) requiring the purchase of all or substantially all of the Company’s requirements of a particular product or service from a supplier or (B) which grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party;

(xiii) a Contract for the acquisition, sale, divestiture, merger, disposition or similar transaction of any material assets outside the ordinary course of business (including any real property), equity interests or business;

(xiv) a Contract prohibiting, limiting or otherwise restricting in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person;

(xv) any Contract involving the settlement, conciliation or other resolution of any Proceeding or threatened Proceeding (including any consent decree);

(xvi) a Contract with any Governmental Entity (including any Contract providing for a grant, loan or funding with or by a Governmental Entity);

(xvii) a Contract that contains any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declaration (other than Standard Agreements), or co-existence agreement with respect to Intellectual Property;

(xviii) Contracts set forth on or required to be set forth on Schedule 5.18 of the Disclosure Schedule;

(xix) a Contract for a joint venture, strategic alliance or similar agreement;

(xx) a maintenance agreement or franchise Contract; or

(xxi) a Contract for a warranty, guaranty or similar undertaking by the Company (other than Standard Agreements).

For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedule 5.10(a) of the Disclosure Schedule pursuant to the preceding sentence.

(b) Full Force and Delivery of Contracts. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, and to the Knowledge of the Company, by each other party thereto, subject to Applicable Law relating to bankruptcy, insolvency and the relief of debtors. The Company has made available to Purchaser true and complete copies of each Material Contract(and a true and correct written description of all oral Material Contracts), together with all amendments, modifications (including postponements), schedules, exhibits, attachments, addenda, statements of work, purchase and service orders, and waivers thereto.

(c) No Breach. Except as set forth in Schedule 5.10(c) of the Disclosure Schedule, the Company is not in material breach of, or default under, any Material Contract, nor has any event occurred, which with notice or lapse of time, or both, would constitute such a default. To the Knowledge of the Company, no Person other than the Company which is a party to any Material Contract, is in breach of, or default under, any Material Contract, nor has any event occurred, which with notice or lapse of time, or both, would constitute such a default. There are no material disputes pending or threatened with respect to any Material Contract. No Person has threatened to terminate, fail to renew, substantially reduce the amount of business or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). To the Company’s Knowledge, no Person party to any Material Contract has experienced, or is threatened with, bankruptcy or insolvency.

Section 5.11 Governmental Authorization. Schedule 5.11 of the Disclosure Schedule sets forth each Permit issued or granted by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any assets used in or necessary for the conduct of the Business, or (b) which is required, necessary or appropriate for the ownership or use of any assets used in or necessary for the conduct of the Business or operation of the Business as currently conducted (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company and are in full force and effect. The Company has been and is in material compliance with the terms and conditions of the Company Authorizations. The Company Authorizations may be relied upon by Purchaser for the lawful operation of the Business on and after the Closing by Purchaser without transfer, reissuance or other governmental action, Consent, notice or filing. No Company Authorization will expire within 90 days after the Closing, and no Consent, notice or filing with respect to any Company Authorization is required to be made during such period to renew or continue any Company Authorization after any expiration of any Company Authorization.

Section 5.12 Litigation. Except as set forth on Schedule 5.12 of the Disclosure Schedule, there is no, nor has there been any, Proceeding of any nature pending or threatened in writing (or to the Company’s knowledge, threatened orally) against or by the Company (or any officer, director, manager or employee thereof, in their capacity as such) or any Seller. No event has occurred or circumstances exist that may give rise to, or serve as a situation, circumstance, condition, incident, or transaction that forms or could reasonably form the basis of any such Proceeding. Except as set forth on Schedule 5.12 of the Disclosure Schedule, the Company is not subject to or bound by, any outstanding Orders, and has not been bound by any Orders during the past five years.

Section 5.13 Environmental Matters. (a) The Company has complied with and is in compliance with all applicable Environmental Laws in all material respects and has no material Liability under any Environmental Law, (b) the Company has obtained, maintains, complied in all material respects with, and is in compliance in all material respects with, all Permits required by Environmental Laws for the operation of the Company, (c) neither the Company nor any Seller has received any notice, claim, report or other information regarding any material violation of, or any material liability or obligation under, any Environmental Law (or regarding any circumstances or events which could give rise to any such violation, liability or obligation), (d) the Company is not subject to any Order or Proceeding relating to any Environmental Law or any Hazardous Materials, (e) neither the Company nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any Hazardous Materials (or any product containing a Hazardous Materials), or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to give rise to any current or future liability or obligation pursuant to Environmental Laws, and (f) the Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to any liability or obligation of any other Person relating to Environmental Laws or Hazardous Materials. The Company has made available to Purchaser all environmental audits, reports (including Phase I and/or Phase II environmental site assessments) and other material environmental documents relating to the Company that are in its possession, custody or control.

Section 5.14 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Purchaser will not incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

Section 5.15 Insurance. The Company currently has no insurance policies, except for the policies procured pursuant to Section 8.3(a). Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. There has not been a failure by the Company to give written notice of any material claim that may be insured under any such policy in a timely fashion or in a manner required by such policy. There are no written notices of any claims, nor are any claims pending, under any such policy. The Company has delivered to Purchaser a true and complete copy of each such policy.

Section 5.16 Compliance with Laws. Except as set forth on Schedule 5.16 of the Disclosure Schedule, the Company has complied and is in compliance, in each case, in all material respects, with all Applicable Laws. No notices have been received by the Company, and no claims have been filed or threatened in writing (or to the Knowledge of the Company, otherwise orally threatened) by any Person against the Company, alleging a suspected, potential or actual violation of any Applicable Laws. The Company has timely filed all reports, data and other information required to be filed under Applicable Laws. The Company is not and has not been subject to any memorandums of understanding or stipulations entered into by or with a Governmental Entity. No “bad actor” disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or any Seller or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 of the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act.

Section 5.17 ERISA and Employee Benefits.

(a) Schedule 5.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Plan. Neither the Company nor any ERISA Affiliate has any obligation to change or otherwise modify any existing Company Plan or program or to establish any new plan or program, except as otherwise specified in this Agreement.

(b) All contributions (including all employer contributions, employee salary reduction contributions, and any other employee contributions or payroll deductions) that are due have been timely paid to each such Company Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such employee pension benefit plan or accrued in accordance with the Company’s ordinary course of business. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Company Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or accrued in accordance with the Company’s ordinary course of business.

(c) All required reports, descriptions, and disclosures (including, but not limited to, Form 5500 Annual Reports, governing plan documents, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed, as applicable, with respect to each such Company Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, COVID-19 Relief (as hereinafter defined) or similar state law (“COBRA”) have been met in all material respects with respect to each such Company Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA). The Company has not filed nor does it have any obligation to file an IRS Form 8928 in connection with a Company Plan.

(d) Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either been determined by the IRS to be so qualified or is the subject of a favorable opinion letter documenting that the underlying pre-approved plan document adopted by the Company satisfies the qualification requirements of Section 401(a) of the Code, and no circumstances exist to the Knowledge of the Company that would reasonably be expected to adversely affect any such qualification. The Company is in compliance in all material respects with, and each of the Company Plans and any related trust, insurance contract or fund is and has been established, maintained, funded, operated and administered in all material respects in accordance with its respective terms and is in compliance in all material respects with, all Applicable Laws, including ERISA, the Code, and COVID-19 Relief. The Company has not incurred any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code. Each Company Plan may be amended, terminated or otherwise revised by Company or an ERISA Affiliate in its entirety, other than benefits protected by 411(d) of the Code, on and after the Closing Date.

(e) Neither the Company nor any ERISA Affiliate maintains or contributes to, has ever maintained or contributed to, or has ever been required to contribute to or has any liability (including any potential withdrawal liability, as defined in Section 4201 of ERISA), with respect to: (i) any multiemployer plan (as defined in Section 3(37) of ERISA); (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code; (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) any multiple employer plan (as described in Section 413(c) of the Code or Section 210 of ERISA). No Company Plan is established for the benefit of persons substantially all of whom are nonresident aliens (or other non-U.S. citizens or non-U.S. nationals).

(f) None of the Company Plans that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or the Company has an obligation to provide, provides or has ever provided for any post-employment retiree benefits, other than COBRA continuation coverage, or applicable state continuation coverage Law, except as otherwise provided in the American Rescue Plan Act of 2021. All Company Plans that provide medical, dental, vision, health, long-term disability, or similar welfare benefits are fully insured and claims with respect to any participant or covered dependent under such Company Plan could not result in any uninsured liability to the Company or Purchaser.

(g) There have been no prohibited transactions within the meaning of Section 406 of ERISA or Code Section 4975 with respect to any Company Plan. No Seller, and to the Knowledge of the Company, no agent of the Company or fiduciary of any Company Plan has engaged in any act or omission that would result in material liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or the investment of the assets of any such Company Plan. No Proceeding with respect to any Company Plan (other than routine claims for benefits or audits required to be filed with a Form 5500 filing) is pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened (and there are no self-corrections under the IRS Employee Plans Compliance Resolution System (EPCRS) or Department of Labor Voluntary Fiduciary Correction Program (VFCP)).

(h) The Company has made available to Purchaser accurate and complete copies of the following documents with respect to each Company Plan, where applicable: (i) the current plan document governing such Company Plan, or written description of material terms if no plan document exists, (ii) the current summary plan descriptions; (iii) the three most recent annual reports filed with the IRS (Form 5500-series), including all schedules and attachments thereto; (iv) each current related trust agreement or funding arrangement; (v) the most recent determination, advisory or opinion letter from the IRS with respect to the qualified status of each qualified Company Plan, and any currently-pending application for such a letter, or in the case of a pre-approved plan, the favorable opinion letter issued by the IRS to the pre-approved plan provider; (vi) all Contracts with third-party administrators, record keepers, investment managers and insurers engaged to provide services with respect to each such Company Plan; (vii) the three most recent annual administration report(s) (annual, quarterly or equivalent, if any) prepared by third-party administrators, record keepers or other parties engaged to provide administrative services with respect to any Company Plan, if such report(s) exist; (viii) all material written correspondence (for the past three (3) years) with any Governmental Entity; and (ix) a list of all former employees who have elected continuation coverage under Section 4980B of the Code (and are still in their continuation coverage period) or are eligible to elect continuation coverage under Section 4980B of the Code taking into account the Extension of Certain Timeframes for Employee Benefit Plans, Participants and Beneficiaries Affected by the COVID-19 Outbreak, published at 85 F.R. 26351 et. seq., EBSA Disaster Relief Notice 2021-01, the American Rescue Plan Act of 2021 and any other such notices and guidance (“COVID-19 Relief”); provided that such list shall be furnished in a manner compliant with HIPAA and other applicable privacy Laws (e.g., without Social Security numbers or protected health information).

(i) As a result of the transactions contemplated by this Agreement (either alone or in conjunction with another event), (i) no employee, officer, director or independent contractor of the Company will become entitled to any retirement, severance, or similar benefit or enhanced or accelerated benefit and (ii) no obligation of the Company to fund compensation or other benefit (through a grantor trust or otherwise) will be triggered. The transactions contemplated hereby (including the payment of any Transaction Expenses) will not result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(j) All Company Plans that qualify as nonqualified deferred compensation plans, within the meaning of Section 409A of the Code, are in compliance in all material respects with Section 409A of the Code and applicable regulations and other guidance promulgated thereunder (and no payment triggered by the transactions contemplated hereby will violate Section 409A of the Code or result in any additional Tax under Section 409A(a) of the Code).

(k) The Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company.

(l) No Plan or any portion thereof will be directly or indirectly binding on Purchaser by virtue of the transactions contemplated by this Agreement, unless expressly set forth in this Agreement or to the extent Purchaser otherwise expressly agrees in writing to assume such Plan or any Contract underlying such Plan. No Company Plan provides severance benefits to current or former employees or other service providers.

Section 5.18 Employment Matters.

(a) Schedule 5.18(a) of the Disclosure Schedule contains a complete and correct list of all of the employees and consultants of the Company as of the date hereof, including those employees and consultants on vacation, on medical or other form of leave or on short-term disability (with such schedule indicating any such leave or disability status) (such employees, and together with any Owner who is an individual who provides services to the Company that are substantially similar to employment services, the “Employees”) and sets forth the following for each Employee and consultant: (i) name; (ii) title; (iii) date of hire; (iv) annual salary or wage rate, including bonuses, commission and incentive compensation; (v) whether such person is exempt or non-exempt for overtime pay purposes, the number of such person’s accrued sick days and vacation days; (vi) whether such person is absent or will be absent from active employment or services (including pursuant to the federal Family and Medical Leave Act (“FMLA”)) and, if so, the date such person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment or services; and (vii) the nature and amount of any perquisites or personal benefits having an annual value in excess of $2,500 currently being provided to or for the account of such person, other than the Company Plans. Except to the extent set forth on the Estimated Closing Statement and resulting in a deduction to the calculation of either Estimated Closing Value or Estimated Net Working Capital (as compared to the amount of Estimated Closing Value or Estimated Net Working Capital, respectively, that otherwise would have been calculated if not for such amounts), no current or former employee of the Company is owed any material contributions for Paid Family and Medical Leave or the FMLA, and no such material contributions have been accrued for by the Company. Also set forth on Schedule 5.18(a) of the Disclosure Schedule is a list of individuals who are (a) “leased employees” within the meaning of Section 414(n) of the Code or (b) who are treated by the Company as “independent contractors” for federal and state income Tax purposes (other than such individuals whose compensation is expected to be less than $10,000 during the 2025 and 2026 calendar years). To the Knowledge of the Company, no Employee has any present plans to terminate employment with or services to the Business in the twelve (12) month period following the date of Closing, including in connection with the consummation of the transactions contemplated hereby. No Seller and, to the Knowledge of the Company, no Employee, has been indicted for, pled guilty to, or been convicted of any misdemeanor or felony. Schedule 5.18(a) of the Disclosure Schedules also sets forth a list of all employees of the Company whose employment terminated during the one year period prior to the Closing, including an explanation of the general reasons for termination. Except as set forth on Schedule 5.18(a) of the Disclosure Schedule, all Employees set forth on Schedule 5.18(a) of the Disclosure Schedule are employed on an “at-will” basis without any written employment agreements or agreements containing severance provisions and can be terminated by Company upon written notice without any severance obligations or any other material Liability to the Company.

(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements, unemployment compensation payments, payments subject to Section 280G of the Code or otherwise) becoming due to any manager of the Company or any Employee under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c) There are no CBAs, other labor union agreements or collective agreements with the works council (or similar body) to which the Company is a party, or by which it is bound. The Company is not obligated to, nor has undertaken to, recognize any labor union, works council, labor organization, or group of employees as the bargaining representative of its employees, and no employees of the Company are represented by any labor union, works council, or other labor organization. All employees of the Company who are performing services for the Company in the United States are legally able and eligible to be employed and perform the services they are performing in the United States. Prior to the Closing, the Company has paid all wages and compensation accrued by or for, earned by, or due to current and former employees as of the Closing or for any period prior to the Closing, including all vacations or vacation pay, holidays or holiday pay, severance, overtime, paid time off, sick days or sick pay, and bonuses, other than to the extent liabilities for such amounts are included in Estimated Indebtedness or Estimated Net Working Capital (in Current Liabilities) in the Estimated Closing Statement. The Company has paid to the applicable Governmental Entity all of the employee’s and employer’s portion of the payroll, withholding, FICA and other Taxes payable with respect to any such pay, compensation and bonuses. There is no unfair labor practice, charge or complaint or other Proceeding pending and no Person has threatened in writing (or to the Knowledge, of the Company, threatened orally) to commence any unfair labor practices complaint before the National Labor Relations Board or any other Governmental Entity. The Company has not (i) experienced any strikes, lockout, work stoppages or slowdowns, labor grievances, claims of unfair labor practices or any other labor disputes or (i) engaged in any unfair labor practices against its employees. To the Company’s Knowledge, there are no and there have been no union organizing or decertification activities with respect to any employees of the Company. No labor union, works council, other labor organization, or group of employees has made a demand for recognition or certification with respect to any employees of the Company and no representation or certification Proceedings are presently pending or, to the Company’s Knowledge, threatened before any labor relations tribunal or authority. All Employees have completed an accurate and timely Employment Eligibility Verification Form I-9.

(d) The Company: (i) is and has been in compliance in all material respects with all Applicable Laws respecting employment, including provisions thereof relating to employment practices, labor relations, unions, terms and conditions of employment, employee layoffs, wages and hours (including the classification of employees as exempt and the classification of independent contractors), discrimination, pay equity, equal employment, immigration, human rights and accommodation obligations, affirmative action requirements, occupational health and safety, employee leave, unemployment insurance, workers compensation and employee privacy, in each case, with respect to current and former employees and independent contractors; and (ii) is not liable for, and has not incurred any, material liability with respect to, any arrears of wages, salaries, wage premiums, fees, commissions, bonuses, accrued and unused vacation or other compensation for services performed by any current or former employees or independent contractors, nor any Taxes or any penalty for failure to comply with any of the foregoing. No event has occurred or circumstances exist that may give rise to, or serve as a situation, circumstance, condition, incident, or transaction that forms or could reasonably form the basis for any Proceeding related to any failure of the Company to comply with such Applicable Laws and/or any such liability (including any Proceeding involving the Company pursuant to the Labor Code Private Attorneys General Act of California). Within the past five years, the Company has not implemented any plant closing or layoff of employees that would reasonably be expected to implicate the WARN Act or any applicable federal, state, or local legal requirement with respect to plant closings or mass layoffs. Schedule 5.18(d) of the Disclosure Schedule sets forth a true and complete list of all employees who have been laid off by the Company, by date and location, in the 90-day period preceding the Closing. To the Company’s Knowledge, there is no conduct by the Company or its Employees, consultants, or contractors that would violate any local, state or federal discrimination Laws, and the Company has not received any written complaints (or to the Company’s Knowledge, other complaints) of harassment. The Company has conducted all training of Employees and its consultants as required by Applicable Law. To the Knowledge of the Company, no Employee has violated any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of such Employee to be employed by the Company or to the use of trade secrets or proprietary information of others. No Employee has requested any accommodations under local, state or federal disability Law.

Section 5.19 Transactions with Affiliates. No portion of the Business is conducted by, with or through (directly or indirectly) an Insider (other than a Seller on behalf of the Company). Except as set forth on Schedule 5.19 of the Disclosure Schedule, no Insider has: (a) borrowed money from or loaned money to the Company that remains outstanding; (b) any Contract with the Company or contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Company; (c) any ownership or other interest in any assets used or held for use by the Company or the Business; (d) engaged in any transaction with the Company or has any relationship with or in respect of the Business of the Company (other than as an equityholder or service provider); (e) owned, directly or indirectly, any interest in (except not more than 3% stockholdings for passive investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Business; or (f) unless they have been replaced with comparable assets, or otherwise converted any of the assets used in the operation of the Business as of December 31, 2024. With respect to Insiders that are outside of the first degree of consanguinity of any applicable natural person, the representations in the foregoing clauses (d) and (e) are made to the Knowledge of the Company.

Section 5.20 Significant Customers and Suppliers.

(a) Schedule 5.20(a) of the Disclosure Schedule lists the fifteen (15) most significant customers and clients of the Company (with corresponding revenue) (“Significant Customers”), on the basis of revenues for products sold or services provided for the twelve months ended as of the date of this Agreement. Except as set forth on Schedule 5.20(a) of the Disclosure Schedule, the Company has not received any written notice and has no Knowledge of any other indication that any Significant Customer has ceased, or intends to cease, to use the products or services of the Company or the Business, or has materially reduced, or intends to materially reduce, or materially and adversely change the terms with respect to, the use or purchase of such products or services at any time (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b) Schedule 5.20(b) of the Disclosure Schedule lists the fifteen (15) most significant vendors or suppliers of supplies, merchandise and other goods or services of the Business (with corresponding expenditures) (“Significant Suppliers”), on the basis of cost of goods or services purchased for the twelve months ended as of the date of this Agreement. Except as set forth on Schedule 5.20(b) of the Disclosure Schedule, the Company has not received any written notice and has no Knowledge of any other indication that any Significant Supplier has ceased, or intends to cease, to sell products or services to the Company or the Business, or has materially reduced, or intends to materially reduce, or materially and adversely change the terms with respect to, the sale of such products or services at any time (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(c) To the Knowledge of the Company, no Significant Customer or Significant Supplier has experienced, or is threatened with, bankruptcy or insolvency. The Company has not committed fraud with respect to any customer nor has any Liability with respect to any customer rebate. There are no suppliers of products or services to the Company that are necessary for or material to the operation of the Business with respect to which reasonably practical alternative sources of supply are not generally available on comparable collective terms and conditions in the marketplace.

Section 5.21 Compliance with Anti-Corruption Laws.

(a) The Company and each Seller has not, nor has any Person, agent, employee, consultant or other representative, in each case while acting for or on behalf of the Company: (i) violated (or received any written notice (or to the Knowledge of the Company, other notice) asserting that it has violated), or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used Company funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (iii) given or agreed to give any payment, gift or similar benefit to any customer, client, supplier, governmental employee or any other Person in violation of Applicable Laws; or (iv) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any Government Official or other Person for the purpose of (x) influencing any act or decision of such Government Official or such Person in his/her or its official capacity, including a decision to do or omit to do any act in violation of his/her or its lawful duties or proper performance of functions or (y) inducing such Government Official or such Person to use his/her or its influence or position with any Governmental Entity or other Person to influence any act or decision, in each case of clause (x) and (y), to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

(b) The Company has at all times maintained commercially reasonable accounting and financial controls to ensure that: (i) all payments and activities have been accurately recorded in such company’s books, records and accounts; (ii) there have been no false, inaccurate, misleading or incomplete entries made in such company’s books, records and accounts; and (iii) the Company has not established or maintained any secret or unrecorded funds or accounts. The books, records and accounts of the Company accurately reflect in reasonable detail the character and amount of all transactions, and over the past five (5) years, the Company has never had or maintained any bank or other financial account that was not accurately disclosed in the Company’s books, records and accounts.

(c) The Company does not employ any Government Official or, to the Company’s Knowledge, a family member of any Government Official, and does not have a personal, business, or other relationship or association with any Government Official or, to the Company’s Knowledge, a family member of any Government Official, who may have responsibility for or oversight of any business activities of the Company. The Company has internal controls that promote compliance with Anti-Corruption Laws.

(d) The Company is not and has not been the subject of any Proceeding by any Governmental Entity regarding any violation or alleged violation of any Anti-Corruption Law, and no such Proceeding has been threatened in writing (or to the Company’s Knowledge, otherwise threatened) or is pending and there are no circumstances likely to give rise to any material Proceeding. The Company has not had its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.

Section 5.22 Privacy and Security.

(a) The Company is and has been in material compliance with all applicable Privacy Requirements. The Company has delivered to Purchaser true, correct and complete copies of all Privacy Policies and Privacy Contracts that the Company is party to or bound by. The Company has a valid and legal right (whether contractually, by law or otherwise) to access or Process all Personal Information of any Person that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and Business.

(b) There has not been any actual (i) unauthorized access to or use, disclosure, modification, or destruction of Personal Information, (ii) unauthorized access to or use of, or interference with Company Systems owned or controlled by the Company (“Company-Controlled Systems”), or (iii) to the Knowledge of the Company, unauthorized access to or use of, or interference with Company Systems owned or controlled by a third party that adversely impacted the Company Products (each of the foregoing clauses (i)-(iii), a “Security Incident”). The Company has not notified and has been required by any Privacy Law to notify any Person or Governmental Entity about any Security Incident.

(c) The Company Systems are sufficient for the immediate needs of the Business as currently conducted, and the Company has purchased a sufficient number of license seats for all Software currently used by the Company in such operations. With respect to the Company Systems: (i) the Company has a disaster recovery plan and procedures for Security Incident response in place; (ii) there has not been any malfunction of the Company-Controlled Systems or any unplanned downtime or service interruption that has caused a material disruption to the Business; and (iii) no third party providing Company Systems to the Company has failed to meet any material service obligations to the Company with respect to such Company Systems. To the Company’s Knowledge, no Company Systems owned by the Company contains any material defect, bug or error. The Company Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other Software code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, other than disabling or impairing the use of certain Software upon the expiration of an authorized license period for such Software; or (ii) damaging or destroying any data or file without the user’s consent.

(d) Except with respect to ordinary course end-user complaints or data subject requests (which the Company has resolved or is in the process of timely resolving) for which the Company does not reasonably expect to give rise to any claims, the Company has not received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding the Company’s Processing of Personal Information or compliance with Privacy Requirements. The Company’s collection, use and Processing of Customer Data (including any Personal Information) as is currently conducted does not violate Applicable Law. The Customer Data (including any Personal Information) as of the Closing does not include any data or personal information that violates any Applicable Law.

(e) The Company has implemented and maintains industry standard physical, technical and administrative safeguards designed to protect Company-Controlled Systems, and Personal Information in its possession or control from unauthorized access by any Person, and to ensure material compliance with all applicable Privacy Requirements. The Company maintains commercially reasonable data back-up and/or contingency operations.

(f) The Company requires all third party Persons who have access to or receive and Process Personal Information from the Company or that perform supply chain services and or tasks related to Company-Controlled Systems to take reasonable physical, technical and administrative safeguards designed to protect Company-Controlled Systems and Personal Information, and to detect and prevent unauthorized access to Company-Controlled Systems and Personal Information.

(g) The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not in any material respect (a) violate any applicable Privacy Requirements or (b) impair the Company’s rights to Process any Personal Information used in or necessary for the conduct of the Business.

Section 5.23 CARES Act.

(a) Sellers, the Company, and their respective Affiliates have not applied, requested or received funds or assistance with respect to any program, benefit, deferral or any other kind of remuneration of or from any Governmental Entity, or incurred any indebtedness or other obligations, directly or indirectly, pursuant to or in connection with any Applicable Law or program involving any Governmental Entity providing or expanding any other loan, guaranty, investment, participation, grant, program or other benefit or assistance in response to or to provide relief with respect to, the consequences of the outbreak of COVID-19 or any other issues relating thereto, including any loan under the Paycheck Protection Program, any U.S. Small Business Administration Economic Injury Disaster Loan, any grants under the Shuttered Venue Operators Grant program established pursuant to the CARES Act, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or pursuant to any other similar program of any foreign, federal, state or local Governmental Entity or other Person.

(b) The Company (i) has not made any election to defer any payroll Taxes under the CARES Act or pursuant to any other similar program of any foreign, federal, state or local Governmental Entity and (ii) has not claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Section 2301 of the CARES Act, Section 3134 of the Code, or pursuant to any other similar program of any foreign, federal, state or local Governmental Entity.

Section 5.24 Bank Accounts. Schedule 5.24 of the Disclosure Schedule sets forth a list of all bank and security accounts and lockboxes of the Company (identified by name and address of the applicable bank or financial institution and account number), a list of Persons authorized to sign on behalf of the Company with respect to each such account and lockbox and a list of Persons with authorized access to each such bank account, security account and lockbox.

Section 5.25 No Other Representations.

(a) Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, none of the Sellers or the Company or any other Person has made or makes any other representation or warranty on behalf of any Seller, the Company, or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, that Purchaser and its Representatives have been provided access to the properties, records and personnel of the Company for this purpose, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely and exclusively on the representations, warranties, and statements of the Company and the Sellers expressly set forth in Articles V and VI, as qualified by the Disclosure Schedule attached hereto, and in the Ancillary Agreements to which they are a party or are certifying or delivering. Such representations and warranties constitute the sole and exclusive representations and warranties of the Company and the Sellers in connection with the transactions contemplated hereby and in the Ancillary Agreements, and Purchaser understands, acknowledges and agrees (on behalf of itself and its Affiliates and Representatives) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the of the Company’s assets) are specifically disclaimed by the Company. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NONE OF THE COMPANY OR ANY PERSON ON ITS BEHALF, HAS MADE, AND PURCHASER HEREBY WAIVES, ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF THE COMPANY OR ANY PART THEREOF. In connection with Purchaser’s investigation of the Company, Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Without limiting the representations, warranties, and statements of the Company and the Sellers set forth in this Agreement and the Ancillary Agreements, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it or made available to it or any of its Representatives or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, Purchaser acknowledges that, except as expressly provided in this Agreement or any Ancillary Agreement, (i) neither the Company nor any of its Representatives or Affiliates is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and (ii) Purchaser has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans. Nothing in this Section 5.25 shall limit any representations, warranties, or statements of the Company and the Sellers expressly set forth in this Agreement or any Ancillary Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

As an inducement to Purchaser to enter into this Agreement and the applicable Ancillary Agreements and consummate the transactions contemplated hereby and thereby, each Seller, severally, and not jointly and severally (but on a joint and several basis as between the Member and Owner of any Seller), hereby represents and warrants to Purchaser and the Company that the following representations and warranties are true and correct as of the Closing with respect to such Seller (including the Owner and Member of such Seller):

Section 6.1 Capacity; Authorization. The respective Owner of such Seller has the legal capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, and to perform his or her obligations hereunder and thereunder. The respective Member of such Seller has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, such applicable Ancillary Agreements, and the other transactions contemplated hereby and thereby have been unanimously approved by each of the manager, members, shareholders, equityholders, board of managers, and board of directors (or comparable governing body) of the Member of such Seller, as applicable. This Agreement and the Ancillary Agreements to which such Seller is a party have been duly authorized, executed and delivered by such Person and constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity; and no further action is required on the part of such Seller to authorize this Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. Either (i) the respective Owner of such Seller has no spouse or domestic partner or (ii) the spouse or domestic partner of such Owner has executed the signature page hereto as a spouse or domestic partner of such Owner and, by such execution, has consented to and acknowledged and agreed to the terms hereof and of the Ancillary Agreements.

Section 6.2 Title and Capitalization. Such Seller’s respective Member holds good and valid title to and of record and beneficially the Company Units set forth opposite such Member’s name on Schedule I, free and clear of all Liens, and such Seller holds no other equity interests (or rights to acquire equity interests) in the Company. No such interests have been certificated. The respective Owner of such Seller holds good and valid title to and record and beneficially of all of the equity interests of such Seller’s respective Member, and no other equity interests of such Member have been authorized or issued. At the Initial Effective Time, the Company Units of such Member will be canceled in exchange for the consideration described in Section 2.4(a)(ii), in each case, free and clear of all Liens (other than any restrictions under applicable securities Laws). Such Seller does not own any assets or properties used in, necessary or desirable for the conduct of the Company’s business. There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the issuance, disposition or acquisition of the Company Units held by such Seller or any equity interests of such Seller. There are no outstanding or authorized equity appreciation, phantom stock, profits interests or similar rights with respect to such Seller. There are no member agreements, voting trusts, proxies or other Contracts or understandings with respect to the voting, control or disposition of the Company Units held by such Seller or any equity interests of such Seller. No former direct or indirect holder of any equity interests of such Seller has any claim or rights against such Seller that remains unresolved or to which such Seller has or may have any liability, and no such claim is threatened.

Section 6.3 Litigation. There are no Proceedings pending or threatened in writing, or, to such Seller’s knowledge, threatened orally, against or affecting such Seller, at law or in equity, or before or by any Governmental Entity, relating to the Business or which would adversely affect such Seller’s performance under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and there is no basis known for any of the foregoing. There is no Order, injunction or judgment decree of any Governmental Entity outstanding against such Seller relating to the Business or otherwise that, if determined or resolved adversely against such Seller, would prevent the ability of such Seller to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement or such Ancillary Agreements.

Section 6.4 No Conflicts. The execution and delivery by such Seller of this Agreement and any Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of a Lien on any assets or equity interests of the Seller as a result of and will not result in any violation of or default under (with or without notice or lapse of time, or both), require a Consent or authorization of any Person under, require a notice to be given to any Person under, or give rise to a right of any Person of termination, cancellation, modification or acceleration of any obligation, right or loss of any benefit under (a) any provision of the Company Governance Documents or any provision of any of the governing or organizational documents of the Member included in such Seller, (b) any Contract to which such Seller is a party or by which any of its respective properties or assets (whether tangible or intangible) are bound, or (c) any Applicable Law or Order applicable to such Seller or any of its properties or assets (whether tangible or intangible). No Consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity (including under any Permit) is required by, or with respect to, such Seller in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby.

Section 6.5 Brokerage. Such Seller has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Neither the Company nor Purchaser nor any Merger Sub will incur, directly or indirectly, any such liability based on arrangements made by or on behalf of such Seller.

Section 6.6 Investment Representations. (a) The Consideration Shares to be issued to the Member of such Seller pursuant to this Agreement will be received for such Member’s own account and not with a view to, or a present intention of, distribution thereof in violation of the Securities Act or any applicable state securities Laws, and such Consideration Shares will not be disposed of in contravention of such Laws, (b) such Seller is an accredited investor, is sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the Consideration Shares and to bear the economic risk thereof for an indefinite period of time because the Consideration Shares have not been registered under applicable securities Laws and are subject to substantial restrictions on transfer set forth in the Parent Stockholder Agreements and bylaws of Parent, as applicable, and, therefore, cannot be sold unless subsequently registered under the applicable securities Laws or an exemption therefrom is available and in compliance with such restrictions on transfer and in compliance with the terms and conditions of the Parent Stockholder Agreements and bylaws of Parent, as applicable, (c) such Seller has had an opportunity to ask questions and receive sufficient answers concerning the terms and conditions of the Consideration Shares and has had access to such other information concerning Parent and its Affiliates as such Seller has reasonably requested in connection therewith, (d) such Seller has received copies of the Parent Stockholder Agreements and the certificate of incorporation and bylaws of Parent, and has had the opportunity to consult with its own independent tax, legal, accounting and other advisors and counsel regarding such Seller’s rights and obligations under such documents and this Agreement, as applicable, (e) the address of the principal place of business of the Member of such Seller is set forth beneath such Member’s name on Schedule I, and (f) such Seller acknowledges that the Consideration Shares may include a legend that the Consideration Shares are subject to the provisions of this Agreement and the Ancillary Agreements (including any other legends contemplated by the Parent Stockholder Agreements).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER, FIRST MERGER SUB AND SECOND MERGER SUB

As an inducement to the Company and Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of Purchaser, First Merger Sub and Second Merger Sub hereby represent and warrant to the Sellers that the following representations and warranties are true and correct:

Section 7.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of Purchaser, First Merger Sub, and Second Merger has the requisite corporate or limited liability company, as applicable, power to own, lease and operate and carry on its business as currently conducted and as currently contemplated to be conducted and is in good standing as a foreign company in each jurisdiction in which the nature or location of its business or its other properties or activities make such qualification or licensing necessary to the its business as currently conducted, in each case, except as would not result in a Material Adverse Effect on Parent and its subsidiaries, collectively.

Section 7.2 Authorization. Purchaser, First Merger Sub, and Second Merger Sub each have all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such Person of this Agreement and any Ancillary Agreements to which such Person is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company or corporate action on the part of such Person. This Agreement and any Ancillary Agreements to which Purchaser, First Merger Sub, or Second Merger Sub is party have been duly executed and delivered by such Person, as applicable, and, assuming due authorization, execution, and delivery by the other applicable counterparties, constitute the valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

Section 7.3 Consents and Approvals. Assuming the accuracy of the representations and warranties in Articles V and VI, and except for filings under applicable securities Laws with respect to the issuance of the Consideration Shares, no Consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, First Merger Sub, Second Merger Sub, or Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which First Merger Sub, Second Merger Sub, or Purchaser is a party or the consummation of the transactions contemplated hereby and thereby.

Section 7.4 Capitalization. As of the date of this Agreement, immediately prior to the Closing, the authorized capital stock of Purchaser consists of (a) 3,617,150,000 shares of common stock, par value $0.0001 per share, comprised of: (i) 2,431,000,000 shares designated as Class A Common Stock, of which 627,870,232 shares were issued and outstanding as of October 31, 2025; (ii) 298,000,000 shares designated as Class B Common Stock, of which 20,749,794 shares were issued and outstanding as of October 31, 2025; (iii) 12,150,000 shares designated as Class C Common Stock, of which 11,155,245 shares were issued and outstanding as of October 31, 2025; and (iv) 876,000,000 shares designated as Class AAA Common Stock, of which, as of October 31, 2025, (x) 495,834,988 shares were issued and outstanding, and (y) 4,055,208 shares were reserved for issuance upon exercise of outstanding warrants or other convertible instruments (other than under the Plan described in this paragraph below), and (b) 388,800,000 shares of preferred stock, par value $0.0001 per share, all of which are designated as Series Seed Preferred Stock, of which 345,659,651 shares were issued and outstanding as of October 31, 2025. As of October 31, 2025, Purchaser has reserved 298,000,000 shares of Class B Common Stock for issuance to employees, officer, non-employee directors and consultants pursuant to the Mode Mobile, Inc. 2021 Stock Incentive Plan (as amended), of which 234,484,801 shares were subject to outstanding and unexercised or exercised stock options or restricted stock awards, and 41,238,980 shares remained available for future issuance thereunder.

Section 7.5 No Conflicts. Other than in connection with the secured credit facility of Purchaser or its Subsidiaries, the execution and delivery by Purchaser, First Merger Sub, and Second Merger Sub of this Agreement and any Ancillary Agreement to which such Purchaser, First Merger Sub, or Second Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of a Lien on any assets or equity interests of the Purchaser, First Merger Sub, or Second Merger Sub as a result of and will not result in any violation of or default under, require a Consent or authorization of any Person under, require a notice to be given to any Person under, or give rise to a right of any Person of termination, cancellation, modification or acceleration of any obligation, right or loss of any benefit under (a) any provision of the governance documents of Purchaser, First Merger Sub, and Second Merger Sub, (b) any material Contract to which such Purchaser, First Merger Sub, and Second Merger Sub is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Applicable Law or Order applicable to Purchaser, First Merger Sub, and Second Merger Sub or any of their respective properties or assets (whether tangible or intangible) except for filings under applicable securities Laws with respect to the issuance of the Consideration Shares.

Section 7.6 Formation and Ownership of First Merger Sub and Second Merger Sub; No Prior Activities.

(a) Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock or limited liability company interests, as applicable, of First Merger Sub and Second Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Purchaser free and clear of all Liens (other than in connection with the secured credit facility of Purchaser or its Subsidiaries).

(b) As of the date of this Agreement and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization, (ii) obligations and liabilities in connection with the secured credit facility of Purchaser or its Subsidiaries, and (iii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, each of First Merger Sub and Second Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 7.7 Litigation. There are no Proceedings pending or threatened in writing or, to the knowledge of Purchaser, threatened orally, against First Merger Sub, Second Merger Sub, or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. There is no Order, injunction or judgment decree of any Governmental Entity outstanding against First Merger Sub, Second Merger Sub, or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.8 Brokerage. Each of First Merger Sub, Second Merger Sub, and Purchaser has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. No Seller will incur, directly or indirectly, any such liability based on arrangements made by or on behalf of First Merger Sub, Second Merger Sub, or Purchaser.

Section 7.9 CFIUS No Foreign Person. Neither Purchaser, First Merger Sub or Second Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. Purchaser, First Merger Sub and Second Merger Sub further represent that the transaction contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute a direct or indirect investment in the Company that affords a foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).

Section 7.10 No Other Representations.

(a) Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, none of Purchaser, First Merger Sub, or Second Merger Sub, or any other Person has made or makes any other representation or warranty on behalf of Purchaser, First Merger Sub, or Second Merger Sub, or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company and the Sellers (collectively, the “Company Parties”) acknowledge that they have conducted to their satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchaser and Merger Subs, that the Company Parties and their respective Representatives have been provided access to the properties, records and personnel of the Purchaser and Merger Subs for this purpose, and, in making their determination to proceed with the transactions contemplated by this Agreement, the Company Parties have relied solely and exclusively on the representations, warranties, and statements of the Purchaser, First Merger Sub, and Second Merger Sub expressly set forth in this Article VII and in the Ancillary Agreements to which they are a party or are certifying or delivering. Such representations and warranties constitute the sole and exclusive representations and warranties of Purchaser, First Merger Sub, and Second Merger Sub in connection with the transactions contemplated hereby and in the Ancillary Agreements, and the Company Parties understand, acknowledge and agree (on behalf of themselves and their respective Affiliates and Representatives) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Purchaser, or either Merger Sub, or the quality, quantity or condition of the of Purchaser’s or either Merger Sub’s assets) are specifically disclaimed by Purchaser, First Merger Sub, and Second Merger Sub. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NONE OF Purchaser, First Merger Sub, or Second Merger Sub, OR ANY PERSON ON THEIR BEHALF, HAS MADE, AND THE COMPANY PARTIES HEREBY WAIVE, ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF Purchaser, First Merger Sub, or Second Merger Sub OR ANY PART THEREOF. In connection with the Company Parties’ investigation of Purchaser and the Merger Subs, the Company Parties have received certain projections, including projected statements of operating revenues and income from operations of Purchaser and the Merger Subs and certain business plan information. Without limiting the representations, warranties, and statements of Parent and the Merger Subs set forth in this Agreement and the Ancillary Agreements, the Company Parties acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that the Company Parties are familiar with such uncertainties and that the Company Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to them or made available to them or any of their Representatives or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, the Company Parties acknowledge that, except as expressly provided in this Agreement or any Ancillary Agreement, (i) neither Purchaser, First Merger Sub, or Second Merger Sub, nor any of their respective Representatives or Affiliates is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and (ii) the Company Parties have not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans. Nothing in this Section 7.10 shall limit any representations, warranties or statements of Purchaser and the Merger Subs expressly set forth in this Agreement or any Ancillary Agreement.

ARTICLE VIII

COVENANTS

Section 8.1 Confidentiality. From and after the execution of this Agreement, each Seller shall, and shall cause its respective Representatives to, hold in confidence, not disclose to any Person, and refrain from using for any purpose (except pursuant to employment or consulting with the Company or Purchaser and for the Company’s and Purchaser’s benefit) the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereunder and thereunder, and any and all information (including trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information), whether written or oral, concerning Purchaser and its Affiliates, the Company, or the Business (or concerning any third party to the extent obtained in connection with the Business), except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller or any Representative of such Seller, or (b) is lawfully acquired by such Seller from and after the Effective Time from third-party sources which have no duty of confidentiality to or, to such Seller’s knowledge, any relationship with, Purchaser, its Affiliates or the Company. In the event that a Seller or any of its respective Representatives becomes legally compelled to disclose any such information, such Person shall provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with the provisions of this Section 8.1 and cooperate with Purchaser with respect thereto. In the event that a protective order or other remedy is not obtained or if Purchaser waives compliance with this Section 8.1, such Person shall furnish only that portion of such information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. Notwithstanding the foregoing, (i) a Seller may disclose economic terms related to this Agreement and the transactions contemplated hereby to any legal counsel, financial or tax advisors, or accountants for such Seller (provided that such Seller shall be responsible to Purchaser for any breach of such obligations by such Persons), (ii) a Seller may disclose such information or terms solely to the extent such Seller is required to do so by Applicable Law (including under the rules of any stock exchange or securities regulator or self-regulatory body, if required by Law) (provided that, in advance of any such disclosure, such Seller shall provide Purchaser with a list of the information it is required to disclose and shall reasonably cooperate with Purchaser to the extent Purchaser seeks to limit such disclosure), or (iii) as reasonably necessary to enforce or defend any claim under this Agreement or any Ancillary Agreement; provided that any such disclosure pursuant to clause (i) and (ii) is subject to confidentiality obligations at least as restrictive in scope as those contained in this Section 8.1.

Section 8.2 Non-Compete; Non-Solicitation; Non-Disparagement.

(a) During the Restricted Period, each Restricted Seller shall not, and shall not permit any of his, her or its respective Affiliates, Representatives acting on its behalf, and agents to, directly or indirectly, (i) engage in or assist any Person (other than Purchaser and the Company and their Affiliates) in engaging in the Restricted Business in the Territory or (ii) have a direct or indirect ownership or other economic interest in any Person that engages directly or indirectly in the Restricted Business in the Territory, in each case, in any capacity, including as a partner, manager, director, officer, equityholder, member, employee, principal, agent, trustee, lender or consultant. Notwithstanding the foregoing, a Restricted Seller may own, directly or indirectly, solely as a passive investment, securities of any Person engaged in the Restricted Business in the Territory if such Person’s securities are traded on any national securities exchange, and if such Restricted Seller does not, directly or indirectly, own 3% or more of any class of securities of such Person.

(b) During the Restricted Period, each Restricted Seller shall not, shall not attempt to, and shall not permit any of his, her, or its respective Affiliates, Representatives acting on its behalf, or agents to or to attempt to, directly or indirectly, in any capacity, (i) hire or solicit (in either case, in any capacity, whether as an employee or consultant or otherwise) any employee or contractor of Purchaser, the Company, or any of their respective Affiliates as of the Closing or twelve months prior to the Closing (or otherwise knowingly interfere in any such relationship), or (ii) solicit or persuade any customer, client, supplier, vendor, service provider, lessor, licensor, or other business relation of the Company, Purchaser, or any of their respective Affiliates as of the Closing or twelve months prior to the Closing into any business relationship that would interfere with the business of Purchaser, the Company, or their respective Affiliates (or otherwise interfere with any relationship between Purchaser, the Company, or their respective Affiliates and any such Person), or solicit any such customer in any manner. Notwithstanding the foregoing, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any such employees or contractors or other Persons described in this Section 8.2(b) will not be deemed to be a breach of this Section 8.2(b), provided that such Restricted Seller does not hire such Person or otherwise knowingly interfere in any such relationship.

(c) As a separate and independent covenant, during the Restricted Period, each Restricted Seller shall not, and shall cause his, her, or its respective agents and Affiliates not to, directly or indirectly, disparage (i) the Company, Purchaser, or any of their respective Affiliates, or (ii) any of the officers, directors, managers, members, equityholders, principals or employees of any Person referenced in clause (i). Nothing in Section 8.1 (but subject to the conditions therein) or this Section 8.2 prohibits a Person from making statements or disclosures that are required by Applicable Law or in a Proceeding to enforce or defend its rights hereunder and under the Ancillary Agreements.

(d) Each Restricted Seller agrees that the scope and duration of the restrictions and limitations described in this Section 8.2 are reasonable and necessary to protect the legitimate business interests of Purchaser. The Parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.2. It is the intention of the Parties that the provisions of this Section 8.2 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought. Each Restricted Seller acknowledges and agrees that he, she or it has independently consulted with his, her or its counsel and after such consultation agrees that (i) the covenants set forth in this Section 8.2 (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Purchaser’s interest in, and value of, the Company (including the goodwill inherent therein) (and the value and business of Purchaser and its Subsidiaries, in relation to the Restricted Seller acquiring Consideration Shares), (ii) such Restricted Seller is primarily responsible for the creation of such value and, directly or indirectly, will receive substantial consideration from the transactions contemplated hereby, and (iii) Purchaser would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 8.2. In the event of a Breach by a Restricted Seller of any of the provisions of this Section 8.2, without limiting any other remedies in law or equity, the Restricted Period applicable to such Restricted Seller shall be tolled from the date of such Breach until such Breach has been cured.

Section 8.3 Insurance.

(a) Effective as of the Closing, Sellers, at an expense to be borne by Sellers as a Transaction Expense, shall obtain extended “tail” coverage for the Company’s insurance related to coverage for management liability and directors and officers (the “D&O Tail Policy”) and cyber liability, in each case, if and to the extent designated by Purchaser for “tail” coverage, in each case in a form approved by Purchaser and with coverage for a period of six years following the Closing with respect to matters arising at or prior to the Closing. Sellers shall provide evidence of the same to Purchaser in form reasonably acceptable to Purchaser prior to Closing. During the term of the D&O Tail Policy, Purchaser shall not (and shall cause the Surviving Company not to) cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived in a manner that materially and adversely affects the rights of the beneficiaries thereunder without the consent of the Seller Representative; provided that neither Purchaser nor any Affiliate thereof (including the Surviving Company) shall be obligated to pay any premiums or other amounts in respect of the D&O Tail Policy.

(b) For six (6) years following the Initial Effective Time, Purchaser and the Surviving Company agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Initial Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) arising in whole or in part out of the fact that such D&O Indemnified Party was an officer or director of the Company prior to the Closing, and solely with respect to actions or omissions in their capacity as such occurring at or which occurred or arose prior to the Initial Effective Time, to the extent provided in the Company Governance Documents delivered pursuant to Section 4.2(a)(i), in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Company, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms, notwithstanding any amendments to such provisions that occur following the Initial Effective Time (which amendments shall be permitted, but shall be disregarded for purposes of the provisions of this paragraph).

(c) Any claims for indemnification made under this Section 8.3 on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(d) This Section 8.3 shall survive the consummation of the transactions contemplated hereby, is intended to benefit each D&O Indemnified Party, shall be binding on all successors and assigns of the Surviving Company and Purchaser, and shall be enforceable by each D&O Indemnified Party (each of whom is an intended third party beneficiary of this Section 8.3).

(e) For the avoidance of doubt, and notwithstanding anything herein to the contrary, Purchaser shall be under no obligation to maintain the existence of the Surviving Company for any specified period following the Initial Effective Time; provided that in the event that Purchaser or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Company, as the case may be, assume the obligations set forth in this Section 8.3.

(f) For the avoidance of doubt, (i) no Seller may seek, nor shall it be entitled to, any indemnification, reimbursement, exculpation, or advancement of expenses from Purchaser or any of its Affiliates (including the Surviving Company) with respect to amounts for which a Purchaser Indemnified Party is entitled to indemnification under the provisions set forth in Article IX, (ii) nothing in this Section 8.3 shall relieve any Seller in their capacity as a Seller of their obligations set forth in Article IX, and (iii) any payments made pursuant to this Section 8.3 may be subject to further indemnification of a Purchaser Indemnified Party by the Sellers to the extent provided under Article IX.

Section 8.4 Release.

(a) In consideration of the covenants set forth herein, effective as of the Closing, each Seller, on behalf of himself, herself or itself and his, her or its respective Affiliates, and their respective descendants, dependents, heirs, executors, administrators, assigns, trusts, related entities, and successors (in each case, other than the Company) (collectively, the “Releasors”) (but only to the extent, if any, that he, she, or it has the right, power and authority to do so), hereby absolutely, unconditionally and irrevocably fully waives, releases and forever discharges the Company, Merger Subs, Purchaser, and their Affiliates and each of their respective existing, former and future Representatives, Subsidiaries, predecessors, successors, equityholders, assigns, Affiliates, and related entities (collectively, the “Releasees”), of and from any and all claims, cross-claims, counter-claims, debts, liquidated damages, punitive damages, other damages, causes of action, actions, charges, suits, liabilities, obligations, Contracts, agreements, and promises, of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, accrued or fixed, matured or unmatured, asserted or unasserted, liquidated or unliquidated, secured or unsecured, or determined or determinable, both at Law and at equity (collectively, the “Claims”), which any Releasor may have or assert against any of them, arising out of or relating to (i) any event or action which occurred, in whole or in part, before such Seller signed this Agreement (in any capacity, including as an equityholder, employee, officer, manager or director) or (ii) the equity interests (including any right to acquire an equity interest) or debt in the Company existing at or prior to the Initial Effective Time; provided that (A) the foregoing Claims shall not include any claims (1) pursuant to this Agreement, any Ancillary Agreement, or any other agreement executed at or after the Closing with a Releasee (or the Seller Representative acting on its behalf), (2) for unpaid and accrued salary, wages, bonus, reimbursements, or other accrued compensation or benefits earned by a Seller in the ordinary course of employment or service with the Company prior to Closing, in each case to the extent set forth on the Estimated Closing Statement and resulting in a deduction to the calculation of either Estimated Closing Value or Estimated Net Working Capital (as compared to the amount of Estimated Closing Value or Estimated Net Working Capital, respectively, that otherwise would have been calculated if not for such amounts), (3) with respect to Fraud by Purchaser or a Merger Sub, or (4) if such Seller is or was an officer, director or manager of the Company, with respect to any rights available to such Seller in such Seller’s capacity as an officer, director or manager of the Company pursuant to Section 8.3 hereof, and (B) the release of the Member’s ownership of the Company Units which are indicated as owned such Member on Schedule I shall not be effective until the Initial Effective Time.

(b) Subject to Section 8.4(d) below, the release in this Section 8.4 includes, but is not limited to, those Claims which arise out of, relate to, or are based upon: (i) each Owner’s employment or consulting relationship with the Company or its Affiliates (subject to clause (A)(2) of Section 8.4(a)), (ii) statements, acts, or omissions by any Releasee whether in their individual or representative capacities; (iii) the Company Units, or any other direct or indirect right or claim to any debt or equity interest (whether membership interest, stock, options or otherwise), phantom equity, carried interest, severance or any other right under any plan, agreement or promise (whether written or oral); (iv) rights of a Releasor under any Contracts (including any liabilities or obligations of Releasees under any Contracts); (v) all federal, state, and municipal Laws, including, but not limited to, claims of discrimination based on race, religion, age, sex, sexual orientation, national origin, disability, whistleblower status, public policy, or any other characteristic of each Releasor under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state or federal common law, contract law, and tort law (including claims regarding breach of oral or written contract, negligent misrepresentation, promissory estoppel, detrimental reliance, etc.); and (vii) any other claim which was or could have been raised by a Releasor.

(c) Each Seller understands that this Section 8.4 applies broadly to extinguish any and all Claims of the type described above, as well as all claims for attorneys’ fees and/or expenses in connection with or arising out of any such Claims and for any other damages, relief or remedies of any type or nature whatsoever. Each Seller acknowledges that such Party may hereafter discover facts different from, or in addition to, those which such Party now knows or believes to be true with respect to this Agreement. Each Seller agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Each Seller, on its own behalf and on behalf of its respective Affiliates, heirs, successors and assigns, expressly waives the benefit of any statute or rule of law, which, if applied to the release contemplated hereby, would otherwise exclude from its binding effect any Claim not known by such Person on the Closing Date. Each Seller represents and warrants that it has not assigned or transferred (by subrogation, operation of law or otherwise) any portion of any of the Claims being waived and released pursuant to this Section 8.4.

(d) Each Seller further promises, on his, her or its own behalf and on behalf of his, her or its respective Affiliates, heirs, successors and assigns, never to institute or pursue any such Claims that are released pursuant to clauses (a) and (b) of Section 8.4 in any Proceeding or before any Governmental Entity; provided that nothing in this Agreement prohibits any Seller from filing a charge or complaint with the Equal Employment Opportunity Commission or any state or local equivalent thereof. Nothing in this Agreement waives or attempts to waive any Claims that cannot legally be waived or prohibits a Releasor from reporting possible violations of federal law or regulation to any Governmental Entity, to the extent the right to make such reports cannot be waived under the whistleblower provisions of Law. To the extent any Claims are instituted or pursued by any other Persons (in any forum), each Seller (on behalf of each other Releasor) hereby agrees not to seek, accept or obtain, and to hereby waive and affirmatively forego, any recovery, damages or other relief, of any kind or nature whatsoever, that such Seller or another Releasor may be or may have been entitled or eligible to receive, or may be or may have been awarded, as a result of such Claims.

Section 8.5 Certain Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains, stamp, excise, equity transfer, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, shall be paid 50% by Sellers and 50% by Parent. The parties shall cooperate in the filing of any Tax Returns with respect to Transfer Taxes.

(b) Tax-Sharing Agreements. All tax-sharing or tax indemnification agreements or similar agreements with respect to or involving the Company (other than, for the avoidance of doubt, this Agreement) shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(c) Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, or payroll of the Company for that portion of the taxable period ending on the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any other partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the taxable period ending on the end of the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Cooperation on Tax Matters. Purchaser, the Company, and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and at such party’s expense) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Responsibility for Filing Tax Returns.

(i) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company, other than any Flow-Through Tax Returns, that are required to be filed after the Closing Date. Purchaser shall deliver or cause to be delivered drafts of all such Tax Returns that relate to a Pre-Closing Tax Period to the Seller Representative no less than thirty (30) days prior to the applicable filing deadline (or as soon as reasonably possible in the case of any non-income Tax Returns) for the Seller Representative’s review and comment and shall incorporate any reasonable comments of the Seller Representative provided to Purchaser within twenty (20) days after the receipt of such Tax Return (or as soon as reasonably practicable in the case of any non-income Tax Returns).

(ii) The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Flow-Through Tax Returns of the Company that are required to be filed after the Closing Date. The Seller Representative shall deliver or cause to be delivered drafts of all such Tax Returns that relate to a Pre-Closing Tax Period to Purchaser no less than thirty (30) days prior to the applicable filing deadline for the Purchaser’s review and comment and shall incorporate any reasonable comments of Purchaser provided to Seller Representative within twenty (20) days after the receipt of such Tax Return.

(iii) Purchaser shall prepare Flow-Through Tax Returns with respect to any Straddle Period. Purchaser shall deliver or cause to be delivered drafts of all such Tax Returns to the Seller Representative no less than thirty (30) days prior to the applicable filing deadline for the Seller Representative’s review and consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(f) Tax Proceedings. Parent shall notify Seller Representative in writing within twenty (20) calendar days of receipt of the Parent or any Affiliate (including following the Closing, the Company) of any notice of any pending or threatened Tax audits or assessments relating a Pre-Closing Tax Period; provided, that no failure or delay of Parent in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent the Sellers are materially and adversely prejudiced as a result thereof. Parent shall represent the interests of the Company in any such Tax audit or administrative or court proceeding (a “Tax Proceeding”); provided, however, that with respect to any Tax Proceeding with respect to any Pre-Closing Tax Period or Straddle Period, (i) Parent shall keep the Seller Representative reasonably informed regarding the status of such Tax Proceeding, (ii) the Seller Representative shall have the right to review in advance and comment upon all submissions made in the course of any Tax Proceeding (including administrative appeals thereof), and Parent shall consider all such timely received comments in good faith and (iii) Parent shall not settle, adjust or otherwise resolve such Tax Proceeding without the prior consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). To the extent of any inconsistency between the provisions of this Section 8.5(f) and Article IX, the provisions of this Section 8.5(f) shall control.

(g) Tax Refunds. Any refunds (or credits for overpayment) of Taxes, including any interest received from a Governmental Entity thereon, with respect to any Pre-Closing Tax Period of the Company will be for the account of the Sellers, provided that such refund or credit was not included as a positive adjustment in the determination of Closing Date Net Working Capital or the Financial Adjustment Amount. Within five (5) days of the Company’s, Purchaser’s, or any of their Affiliates’ receipt or application of such refund (or credit for overpayment), Purchaser shall pay over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon received from or credited by the applicable Governmental Entity, net of any Taxes or expenses incurred by Purchaser or its Subsidiaries (including the Company) with respect to such refund, to the Seller Representative for further distribution to the Sellers pursuant to the terms of this Agreement. Seller Representative shall repay Purchaser the amount of any refund (or credits for overpayment) paid over pursuant to this Section 8.5(g) (plus any penalties or interest attributable to it imposed by the relevant Governmental Authority) in the event that Purchaser or one of its Subsidiaries (including the Company) is required to repay such refund (or credits for overpayment) to such Governmental Authority.

(h) Post-Closing Tax Actions. Neither Parent nor the Company (nor their respective Affiliates) shall, or shall permit the Company to, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) (i) file any amended Tax Return, or change or revoke, or cause or permit the Company to change or revoke, any Tax election (including election under Sections 336, 338, or 6226 of the Code) or accounting method, for any Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, or permit the Company or any of their Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to the Pre-Closing Tax Period (which, for purposes of this clause, shall exclude Straddle Periods), or (iii) make any “voluntary disclosure” or initiate any similar proceeding with respect to any Tax matter for a Pre-Closing Tax Period.

(i) Tax Treatment.

(i) The Parties agree that (a) the Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (b) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3. Each of the Parties shall treat the Mergers in a manner consistent with such intent and report consistently for all tax purpose unless otherwise required by a Tax Authority subsequent to an audit defended in good faith. Notwithstanding the foregoing, none of the Parties make any representation as to whether the Mergers will so qualify. The Sellers and the Company acknowledge that the Sellers and the Company are relying solely on their own Tax advisors with respect to the Tax consequences arising in connection with this Agreement, the Mergers, and other transactions and agreements contemplated hereby.

(ii) Notwithstanding anything in this Agreement to the contrary, in order to preserve the intended tax treatment set forth in this Section 8.5(i), (x) the aggregate Tax Treatment Cash paid to the Sellers under this Agreement shall not exceed the Tax Treatment Limitation, (y) in the event that any Consideration Cash payable hereunder (including under the Promissory Notes or Escrow Agreement) would cause the Tax Treatment Limitation to be exceeded, such excess shall not be paid to any Seller as Consideration Cash (and Purchaser shall be entitled to such cash), and Parent shall instead issue to the applicable Seller an aggregate number of Consideration Shares equal to (1) the amount of such excess, divided by (2) the applicable Parent Common Stock Price and (z) in the event that any redemption or forfeiture of Consideration Shares by any Seller hereunder would cause the Tax Treatment Limitation to be exceeded, such excess shall not be forfeited as Consideration Shares, and such Seller shall instead pay such excess amount to the Purchaser in cash in an aggregate amount equal to (1) the amount of such Consideration Shares to be forfeited, multiplied by (2) the applicable Parent Common Stock Price. In the event of any such adjustment in such clause (y) or (z), the next succeeding payment(s) (after such adjustment), if any, by a Party hereunder with respect to the applicable Seller (including under the Promissory Notes or Escrow Agreement) and/or issuance or forfeiture of Consideration Shares, shall be similarly adjusted in reverse to the extent of such prior adjustment value (i.e., to increase the Tax Treatment Cash and decrease the Tax Treatment Stock, in the case of a prior adjustment in clause (y), and vice versa in the case of a prior adjustment in clause (z), as reasonably applicable and possible) but solely to the extent that the Tax Treatment Limitation would not be exceeded, until such time as the effect of the adjustment in clause (y) or (z) is reversed as much as practical. The parties agree to treat the Parent Common Stock Price as the fair market value of the Parent Common Stock for all Tax purposes and report consistently for all Tax purposes.

Section 8.6 Continuing Employees. Purchaser shall provide all Employees who remain employed following the Initial Effective Time (a “Continuing Employee”), for one year following the Closing Date, base rate of pay or base salary and annual cash bonus opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date. Purchaser will use commercially reasonable efforts to provide all Continuing Employees with credit for past service with the Company, as if such service had been performed with Purchaser or its Affiliates, for all purposes of eligibility to participate and vesting under Purchaser’s or its Subsidiaries’ benefit plans, programs and policies in effect as of immediately prior to the Closing Date (but excluding any defined benefit pension plan and without duplication of benefits), except to the extent (a) providing such credit to any such Employee would result in any duplication of benefits, (b) in relation to any Transaction Payments made to any such Employee or equity interests which are held by or may be acquired by or granted to any such Employee, or (c) with respect to any such Continuing Employee whose employment is terminated. Notwithstanding anything in this Agreement to the contrary, no provision of this Section 8.6 (i) shall create any third-party rights or third party beneficiary rights or be construed to establish any right in any Person other than the Parties, (ii) be construed as an amendment, waiver or creation of any Plan (whether of Company or Parent), (iii) limit in any way the right of Parent or Company to amend or terminate any Plan at any time, or (iv) confer upon any current or former employee or any other person any right to employment or continued employment for any period of time, or any right to any particular term or condition of employment.

Section 8.7 Further Assurances. Purchaser, each Seller, and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by Purchaser or the Seller Representative, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement. At Purchaser’s direction in Purchaser’s sole discretion, the Sellers shall cooperate and use commercially reasonable efforts to (i) obtain any consents required in connection with the transactions contemplated hereby and (ii) notify customers and employees of the Company of the transactions contemplated hereby and encourage such customers and employees of the Company to continue their relationships with the Company after the Effective Time. The Company, each Owner and each Member hereby consents to the transactions contemplated by this Agreement (including the admission of Purchaser and its Affiliates as a member and/or manager of the Company, the withdrawal of Sellers as members, managers, and/or officers of the Company, and any amendment and restatement of the limited liability company agreement of the Company after the Closing) and the other transactions contemplated hereby and, in connection therewith, waives any and all rights of first refusal, options, appraisal rights, dissenters’ rights, anti-dilution rights, transfer restrictions, rights of first offer, co-sale rights, preemptive rights, rights of participation and other similar rights arising under any Law, organizational documents or under any other Contract. Each Owner and Member hereby resigns and withdraws as a manager, member, managing member, officer, and/or director of the Company, if applicable, effective as of the Closing.

Section 8.8 RWI Policy. The RWI Policy acquired by Purchaser shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Sellers based upon, arising out of, or in any way connected to this Agreement, the Mergers, or such RWI Policy, in each case, except in the event of Fraud by a Seller. Seller Representative agrees that it has received a copy of such provision of the RWI Policy prior to the Closing and approved such provision, and such provision as delivered to the Seller Representative prior to Closing is deemed to satisfy such requirement. Purchaser and its Affiliates (including the Surviving Company) shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in the RWI Policy.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article IX, the representations and warranties of the Parties herein and in the Ancillary Agreements (other than the Continuing Agreements) shall survive the Closing, the Initial Effective Time, and the Effective Time, and shall remain in full force and effect until the date which is twelve (12) months after the Closing Date; provided that the representations and warranties of the Parties in Section 5.1 (Organization of the Company; Capitalization; Subsidiaries), Section 5.2 (Authority), Section 5.3(a) (No Conflicts with Governing Documents), Section 5.7 (Tax Matters), Section 5.14 (Brokers’ and Finders’ Fees), Section 5.19 (Transactions with Affiliates), Section 5.23 (CARES Act), Section 6.1 (Capacity; Authorization), Section 6.2 (Title and Capitalization), Section 6.4(a) (No Conflicts with Governing Documents), Section 6.5 (Brokerage), Section 6.6 (Investment Representations), Section 7.1 (Organization), Section 7.2 (Authorization), Section 7.4 (Capitalization), Section 7.5(a) (No Conflicts with Governing Documents), and Section 7.8 (Brokerage), and the certificates described in Section 4.2(a), Section 4.2(h) and Section 4.3(a) (collectively, the “Fundamental Representations”) and claims arising out of Fraud, as applicable, shall in each case survive the Closing (and the Initial Effective Time and the Effective Time) and shall remain in full force and effect until the date which is the later of (x) six years after the Closing Date and (y) the expiration of the applicable statute of limitations period, plus 60 days; provided, further, that any claims asserted in good faith and in writing by notice to the applicable Party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty or any statute of limitations, and such claims shall survive until finally resolved. All covenants, indemnification, and agreements of the Parties contained herein shall survive the Closing (and the Initial Effective Time and the Effective Time) for the period explicitly specified therein (or if not specified therein, indefinitely); provided, that this sentence shall not limit a claim for such matters that is made before or after an applicable expiration date for a Breach occurring prior to such expiration date. Such periods set forth herein are intended to lengthen or shorten any statute of limitations provided by Law, as applicable, including that such periods are specified herein, as such periods are permitted to be specified in a written contract pursuant to Section 8106(c) of Title 10 of the State of Delaware Code, in compliance with and pursuant to such section of the Delaware Code.

Section 9.2 Indemnification by Sellers.

(a) Each Seller (collectively, the “Seller Indemnifying Parties”), on a several (and not joint) basis with other Sellers (but on a joint and several basis as between the Member and Owner of any Seller), shall defend, indemnify and hold harmless Purchaser and its current and future Affiliates (including the Company) and their respective current and future Representatives, controlling persons, successors and permitted assigns (collectively, “Purchaser Indemnified Parties”) from and against and in respect of any and all Losses incurred or suffered by any such Purchaser Indemnified Party arising from:

(i) any Breach by the Company of any of the representations and warranties made by the Company set forth in Article V of this Agreement or any Ancillary Agreement to which the Company is a party;

(ii) any Breach by the Company of any of the covenants or agreements of the Company contained in this Agreement or any Ancillary Agreement to which the Company is a party (other than a Continuing Agreement) required to be performed prior to the Effective Time;

(iii) any Fraud by the Company;

(iv) any Indemnified Taxes;

(v) any Closing Date Transaction Expenses or Closing Date Indebtedness or any other inaccuracy in the Estimated Closing Statement;

(vi) any claim by any Person arising out of or in connection with the equity interests of the Company (including the Company Units), relating to the period prior to the Initial Effective Time (including any claim by any Person holding or purporting to hold such equity interests or rights to acquire such equity interests); or

(vii) the matters set forth on Schedule 5.12, Schedule 5.14 (including the Engagement Agreement, any other engagement letter between the Company and Advisor or its Affiliates, and/or any claim or demand by Advisor or its Affiliates), or Schedule 9.2(a).

(b) Each Seller Indemnifying Party, on a several (and not joint) basis with other Sellers (but on a joint and several basis as between the Member and Owner of any Seller), shall defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of any and all Losses incurred or suffered by any such Purchaser Indemnified Party arising from:

(i) any Breach by such Seller Indemnifying Party of any of the representations and warranties made by such Seller Indemnifying Party set forth in Article VI of this Agreement or in any Ancillary Agreement to which such Seller Indemnifying Party is a party (other than a Continuing Agreement);

(ii) any Breach by such Seller Indemnifying Party of any of the covenants or agreements of such Seller Indemnifying Party contained in this Agreement or in any Ancillary Agreement to which such Seller Indemnifying Party is a party (other than a Continuing Agreement);

(iii) any Fraud by such Seller Indemnifying Party;

(c) The foregoing obligations to indemnify the Purchaser Indemnified Parties set forth in Section 9.2(a) and Section 9.2(b) shall be subject to each of the following limitations:

(i) The aggregate liability of the Seller Indemnifying Parties to Purchaser Indemnified Parties under clause (i) of Section 9.2(a) for Losses arising out of or resulting from any Breach of any representation or warranty in this Agreement (other than a Fundamental Representation) shall not exceed an amount equal to $137,500; provided that Losses arising out of or resulting from a Breach of a Fundamental Representation or Fraud shall not be subject to or count toward such limitation in this paragraph.

(ii) The liability of the Seller Indemnifying Parties to the Purchaser Indemnified Parties for Losses under Section 9.2(a) shall be allocated to each Seller according to each such Seller’s Pro Rata Percentage. The liability of a Seller to the Purchaser Indemnified Parties for Losses under Section 9.2(b) for a Breach or Fraud of such Seller shall be allocated 100% to such Seller.

(iii) The aggregate liability of each Seller under Sections 9.2(a) and 9.2(b) to the Purchaser Indemnified Parties for Losses shall not exceed the amount of Merger Consideration received by such Seller hereunder (including such Seller’s Pro Rata Percentage of the Escrow Amounts and the Note Amount, whether or not actually received by such Seller); provided that Losses arising out of or resulting from (x) Fraud that was committed by such Seller (including either the Owner or Member of such Seller in any capacity, including as an equityholder, officer, manager, or executive of such Member or of the Company, or otherwise) or that such Seller knew about as of the Closing, or (y) Section 9.2(b)(ii) shall, in each case, not be subject to or count toward such limitation in this paragraph.

Section 9.3 Indemnification by Purchaser.

(a) Purchaser shall defend, indemnify and hold harmless Sellers and their current and future Affiliates and their respective current and future Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Losses incurred or suffered by any such Seller Indemnified Party arising from:

(i) any Breach by Purchaser of any of the representations and warranties made by Purchaser set forth in Article VII of this Agreement or in any Ancillary Agreement to which Purchaser is a party (other than a Continuing Agreement);

(ii) any Breach by Purchaser or a Merger Sub (or, with respect to covenants required to be performed after the Effective Time, the Company) of any of covenants or agreements of Purchaser contained in this Agreement or any Ancillary Agreement to which Purchaser is a party (other than a Continuing Agreement); or

(iii) any Fraud by Purchaser.

(b) The foregoing obligation to indemnify the Seller Indemnified Parties set forth in Section 9.3(a) shall be subject to each of the following limitations:

(i) The aggregate liability of the Purchaser to the Seller Indemnified Parties under clause (i) of Section 9.3(a) for Losses arising out of or resulting from any Breach of any representation or warranty in this Agreement (other than a Fundamental Representation) shall not exceed an amount equal to $137,500; provided that Losses arising out of or resulting from a Breach of a Fundamental Representation or Fraud shall not be subject to or count toward such limitation in this paragraph.

(ii) The aggregate liability of Purchaser to Seller Indemnified Parties under Section 9.3(a) for Losses shall not exceed the amount of Merger Consideration received by all Sellers hereunder (including the Escrow Amounts and the Note Amount, whether or not actually paid or issued); provided that Losses arising out of or resulting from Purchaser’s Fraud or Section 9.3(a)(ii) shall, in each case, not be subject to or count toward such limitation in this paragraph.

(iii) Notwithstanding anything to the contrary herein, the Sellers shall have no indemnification obligation for any Taxes of the Company with respect to Taxes arising as a result of any breach of a representation or warranty contained in Section 5.7 (other than Sections 5.7(h), (m), or (n)) that are not attributable to Pre-Closing Tax Periods).

Section 9.4 Indemnification Procedure.

(a) All claims for indemnification by a Purchaser Indemnified Party or a Seller Indemnified Party (in either case, an “Indemnified Party”) shall be asserted and resolved by Purchaser (for any Purchaser Indemnified Party) and the Seller Representative (for any Seller Indemnified Party) and as set forth in this Section 9.4. As soon as is reasonably practicable after an Indemnified Party or any of its respective Affiliates, Representatives, successors and permitted assigns, as the case may be, becomes aware of any Losses or events or circumstances which are likely to give rise to Losses or any claim or Proceeding for which, if such claim or Proceeding is successful, it is probable that it will be entitled to recover Losses, in each case for Losses indemnifiable under this Article IX, such Indemnified Party shall (i) in the case of a Purchaser Indemnified Party, promptly notify the Seller Representative, on behalf of the Seller Indemnifying Parties, and (ii) in the case of a Seller Indemnified Party, promptly notify Purchaser (the foregoing clauses (i) and (ii), each an “Indemnifying Party”), in writing (the “Claim Notice”). The failure of any Indemnified Party to promptly give any Indemnifying Party such Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article IX except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its Liabilities hereunder.

(b) In the event that the Claim Notice relates to Losses that do not arise from a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim, which response shall describe any objection thereto in reasonable detail, and thereafter, such dispute related to the Direct Claim may be resolved in accordance with Article IX and this Agreement. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to indemnification hereunder for its Losses related thereto and free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) In the event that a Claim Notice relates to any action, suit, demand, claim or other legal Proceeding made or brought by any Person who is not a Party (a “Third Party Claim”), the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. Upon receipt of a Third Party Claim, the Indemnifying Party shall be entitled to receive reasonable material updates and information regarding such Third Party Claim (subject to execution of reasonable joint defense and privilege agreements, as applicable), including copies of all pleadings and material notices and communications with respect to such Third Party Claim and participate in, but not to control, determine or conduct, the defense of such Third Party Claim. The Indemnified Party and the Indemnifying Party will diligently and reasonably cooperate in all respects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge arising in connection with a Third Party Claim, including by providing reasonable access, during normal business hours (subject to execution of reasonable joint defense and privilege agreements, as applicable), to (x) relevant facilities, (y) relevant business records and other documents, and (z) employees, officers and other relevant persons. The Indemnified Party shall not settle any Third Party Claim without consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed, and no settlement of any such Third Party Claim with third party claimants without such consent shall be determinative of the existence or amount of Losses hereunder.

Section 9.5 Manner of Payment and Offset.

(a) Any Losses for which Purchaser Indemnified Parties are entitled to indemnification from a Seller pursuant to this Article IX shall be paid first from such Seller’s allocated share of the funds remaining in the Indemnification Escrow Account (as though the initial funds in the Indemnification Escrow Account are deemed allocated to each Seller according to the Pro Rata Percentages, and then as such funds are released, the allocated share to each Seller of the funds remaining in the Indemnification Escrow Account is deemed reduced according to the Seller that is liable for or receives the funds that are released, as applicable). To the extent such Seller’s allocated share of the funds in the Indemnification Escrow Account is no longer available (including due to its release to the Parties in accordance with this Agreement), any such Losses shall be satisfied by such Seller, by wire transfer of immediately available cash funds within five days after such Losses are agreed to by the Seller Representative or finally determined by a court of competent jurisdiction to be owed, except as set forth in the last sentence in Section 9.6(b). Any Losses for which Seller Indemnified Parties are entitled to indemnification pursuant to this Article IX shall be satisfied by Purchaser, by wire transfer of immediately available cash funds to Seller within five days after such Losses are agreed to by the Purchaser or finally determined by a court of competent jurisdiction to be owed, except as set forth in the last sentence in Section 9.6(b). Any Losses subject to indemnification pursuant to this Article IX which are not paid by the Purchaser or Seller Indemnifying Parties, as applicable, when due under this Section 9.5(a), shall accrue interest at a rate of 8% from such date until such Losses are paid (which such accrued interest shall also be deemed a “Loss” hereunder).

(b) In addition to (and without limiting any of) the rights in the foregoing section, in Purchaser’s election in its sole discretion, at any time or from time to time, all or any portion of any Losses for which Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article IX and that are required to be paid by the Seller Indemnifying Parties under Section 9.5(a) may also be offset by any Purchaser Indemnified Party against any payments payable by any Purchaser Indemnified Party hereunder or under any Ancillary Agreement (including payments or distributions to be made with respect to the Consideration Shares or the Promissory Notes), or recovered by redemption of the Consideration Shares, as described below. In addition to the foregoing, at Purchaser’s election in its sole discretion, at any time or from time to time, all or any portion of any Losses for which Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article IX and that are required to be paid by the Seller Indemnifying Parties under Section 9.5(a) may be recovered by Parent (or an Affiliate thereof) redeeming Consideration Shares having an aggregate value equal to any such portion of Losses, which upon notice from Parent to the Seller Representative shall be effective immediately, such that the applicable Consideration Shares are automatically redeemed by Parent and cancelled in their entirety (for no further consideration other than satisfaction of the payment obligation for such Losses), and the applicable Sellers and their permitted transferees shall have no further rights with respect thereto. For purposes of determination of such payments or amounts described in this Article IX, (i) each Consideration Share shall be valued at the applicable Parent Common Stock Price that such share was issued at, and (ii) appropriate adjustment thereto may be made by Parent in the event of any stock dividend, stock split, combination or similar recapitalization affecting the Parent Common Stock after the Closing.

Section 9.6 Effect of Investigation and Other Provisions.

(a) The representations, warranties and covenants of the Parties, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation, warranty or covenant is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth herein. In addition, all representations, warranties and covenants and requirements to provide indemnification hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached or if a covenant is breached or indemnification is required, the fact that another representation or warranty concerning the same or similar subject matter is duplicative or not duplicative, is correct or incorrect or is or is not breached or another covenant is or is not breached or another requirement for indemnification does or does not apply will not affect the incorrectness of or a breach of a representation and warranty or a breach of a covenant or requirement for indemnification hereunder. In furtherance of the foregoing, the determination of the Closing Value at or after the Closing under Section 3.1 or 3.2 shall not prevent any Purchaser Indemnified Party from recovering Losses for any inaccuracy in the Estimated Closing Statement or any other matter, except that no Indemnified Party shall be entitled to recover the identical Loss twice, with the intent of this exception being to prevent duplicative recoveries. With respect to this Article IX, for purposes of determining whether any Breach has occurred and/or the amount of Losses resulting from a Breach, all representations and warranties in this Agreement (or in any Ancillary Agreement other than a Continuing Agreement) shall be deemed to be made or given without regard to any qualification as to “materiality” or “Material Adverse Effect” or words of similar import contained therein, except with respect to the first sentence of Section 5.6 or with respect to the defined terms “Material Contract”, “Significant Customer” and “Significant Supplier”.

(b) The Parties covenant and agree that the amount of any and all Losses arising from any claims against an Indemnifying Party shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies (including the RWI Policy) in connection with the facts giving rise to such Losses (less any costs of recovery and increase in premiums resulting therefrom). The Parties further acknowledge and agree that the denial of (or delay of or other failure to pay) any claim of any Indemnified Party by an insurance company (including the RWI Policy Provider) or other third Person shall not be construed as, or used as evidence that, such Indemnified Party is not entitled to indemnification under this Article IX (nor shall such denial, delay, or failure to pay (or pursuit of such claim with any insurance company or other third Person) delay the resolution and payment of any indemnification claims pursuant to this Article IX, subject to the last sentence in this Section 9.6(b)). The Indemnified Parties shall use their best efforts to seek recovery (but in no event shall be required to litigate or otherwise commence any Proceeding) under their respective applicable insurance policies (including the RWI Policy) for their respective Losses with respect to matters reasonably likely to be covered by such applicable insurance policies. Any claim for indemnification under this Article IX may be made prior to, concurrently with, or after any efforts to obtain available recoveries from any insurer (including the RWI Policy Provider) or other third Person. Notwithstanding the foregoing, the applicable Indemnifying Party shall not be obligated to pay any Losses that are reasonably likely to be covered by applicable insurance policies until the applicable Indemnified Party shall have used best efforts (but not including litigation or commencement of any Proceeding) to recover for such claim under the applicable insurance policies for at least six months following the date that such Losses are otherwise required to be paid under Section 9.5(a).

(c) In no event shall the Indemnifying Party have any subrogation rights arising from any indemnification obligations of the Indemnifying Party hereunder. In any case where an Indemnified Party recovers under insurance policies any amount in respect of Losses which the Indemnified Party recovered from the Indemnifying Party and the Indemnified Party has been compensated in duplicate, such duplicate portion of the indemnified amount that was paid pursuant to Section 9.5 shall be repaid to the Indemnifying Party (less any costs of recovery and increase in premiums resulting therefrom), but not more than the amount recovered from the Indemnifying Party in connection therewith. Nothing contained in this Article IX or otherwise in this Agreement shall limit the rights of an Indemnified Party against any insurer.

Section 9.7 Escrow Release. Within five Business Days after the date that is twelve months after the Closing (the “Escrow Release Date”), Purchaser and the Seller Representative shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to deliver, and the Escrow Agent shall promptly after receipt of such notice deliver, to the Seller Representative (for further distribution to the Sellers) the Final Escrow Release Amount. The “Final Escrow Release Amount” means an amount equal to (a) the amount of the Indemnification Escrow Amount remaining in the Indemnification Escrow Account, minus (b) the amount of any unsatisfied Losses specified in any Claim Notice delivered to the Seller Representative by a Purchaser Indemnified Party on or prior to the Escrow Release Date and in accordance with the provisions of this Article IX for which such Purchaser Indemnified Party is seeking Losses. Within five Business Days after any claims in such Claim Notices have been resolved after the Escrow Release Date, Purchaser and the Seller Representative shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to deliver, and the Escrow Agent shall promptly after receipt of such notice deliver (i) to the Seller Representative the remaining portion of the Indemnification Escrow Amount held for such resolved claims and not required to satisfy such applicable resolved claims, if any (for further distribution to the Sellers), and (ii) to Purchaser or a Purchaser Indemnified Party, the remaining portion of the Indemnification Escrow Amount held for such resolved claims and required to satisfy such applicable resolved claims.

Section 9.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Closing Value for Tax purposes, unless otherwise required by Applicable Law.

Section 9.9 Exclusive Remedy. Subject to Section 10.13, the Parties acknowledge and agree that the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for any Breach of any representation, warranty, covenant, agreement or obligation set forth herein (or in any Ancillary Agreement, other than a Continuing Agreement) shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9 shall limit any Person’s (a) right to seek and obtain any equitable relief to which any Person may be entitled under Section 10.13, (b) right to seek any remedy against a Person on account of any Fraud by such Person, (c) rights, remedies, and obligations under the RWI Policy, Parent Stockholder Agreements, the Offer Letters, or the Consulting Agreements (such Consulting Agreements, Offer Letters, and Parent Stockholder Agreements, collectively, the “Continuing Agreements”), or (d) rights against any Person that is not a Party (including the Escrow Agent, and subject to Section 8.4 and Section 10.16).

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Company, Sellers, and Purchaser shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 10.2 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified by and only by a written instrument executed by Purchaser and the Seller Representative. The Seller Representative may waive any rights of an Owner or Member hereunder, and Purchaser may waive any rights of a Merger Sub, the Company, or Purchaser hereunder. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach.

Section 10.3 Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, emailed, delivered by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following respective addresses (or at such other address for any such Party as shall be specified by like notice):

if to Purchaser, a Merger Sub, or the Company, to:

Mode Mobile, Inc.

One East Erie, Suite 525

Chicago, Illinois 60611

Attn: Prakash Ramachandran

Email: prakash.ramachandran@modemobile.com

with a copy (which shall not constitute notice) to:

Neal, Gerber & Eisenberg LLP

225 West Randolph Street, Suite 2800

Chicago, Illinois 60606

Attn: Michael Gray

Email: mgray@nge.com

if to any Seller or Seller Representative, to the Seller Representative (on behalf of the Sellers), to:

Joao Figueiredo

1 Union Square South, 21F

New York, NY 10003

Email: joaoalfig@gmail.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

525 Market Street

San Francisco, CA 94105

Attention: Nathan E. Hagler

Email: NHagler@goodwinlaw.com

All such notices shall be deemed delivered upon the earlier to occur of (a) receipt by the party to whom such notice is personally delivered, (b) if sent by email, on the Business Day such notice is sent if sent (as evidenced by the email confirmed “sent”) prior to 5:00 p.m. Chicago, IL time and, if sent after 5:00 p.m. Chicago, IL time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Either Purchaser (on behalf of Purchaser, a Merger Sub, or the Company) or the Seller Representative (on behalf of all Sellers), by notice duly given in accordance herewith, may specify a different address for the giving of applicable notices hereunder.

Section 10.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, DocuSign and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the other agreements and instruments delivered pursuant hereto or thereto set forth the entire understanding of the Parties with regard to the subject matter hereof and thereof. Upon the Closing, the Confidentiality Agreement and that certain summary of terms, dated September 8, 2025, between Parent and the Company (as amended), shall each terminate, and no Party shall have any obligations or liability thereunder. Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person that is not a Party any rights or remedies under or by reason of this Agreement, except for the Releasees, and as expressly set forth in Sections 10.16 and 10.17. For the avoidance of doubt, Purchaser may enforce the provisions hereof for the benefit of its Representatives and/or the Purchaser Indemnified Parties and similar parties, as provided and applicable hereunder, and the Seller Representative may enforce the provisions hereof for the benefit of the Sellers, their respective Representatives, and/or Seller Indemnified Parties and similar parties, as provided and applicable hereunder, and this Section shall not prohibit such enforcement in accordance with this Agreement.

Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to (and shall if permitted by Law) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Applicable Law of the State of Delaware (including with respect to substantive and procedural laws).

Section 10.8 Enforcement; Venue. The parties agree that any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, will be submitted exclusively to, and each of the Parties irrevocably submits to the exclusive jurisdiction and venue of, the state chancery courts located in the State of Delaware for the purposes of any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any action, suit or Proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in a state chancery court in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum. Each Party also agrees not to bring any such Proceeding in any other court (other than a Proceeding to enforce an Order rendered by such court).

Section 10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 10.10 Press Release. At no time shall any Seller issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Purchaser; provided, Purchaser shall first advise the Sellers of any press release or public statement that has not already been publicly released, and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 10.11 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Purchaser or the Company, on the one hand, or an Owner or Member, on the other hand, without the prior written consent of the Seller Representative, on the one hand, or Purchaser, on the other hand, respectively, and any attempt to do so will be void; provided that Purchaser (and after the Closing, the Company) may, without the consent of any Person, assign in whole or in part their respective rights and obligations pursuant to this Agreement to one or more of their respective Affiliates, to any purchaser of all or any portion of the assets of Parent or the Company or to any of their respective financing sources as collateral security (provided, that no such assignment permitted above shall relieve Parent from its obligations under this Agreement). In addition to any other restrictions and conditions herein or in the Ancillary Agreements, in the event of a permitted assignment of Consideration Shares by a Seller pursuant to Section 3.1(d) of the Parent ROFR Agreement, such Seller and the transferee must execute and deliver to Parent an acknowledgement and agreement reasonably satisfactory to Parent that such Consideration Shares will continue to be bound by the provisions of this Agreement, and that such Seller and such transferee will be jointly and severally liable for all obligations therein with respect to such Consideration Shares. Subject to the foregoing provisions of this Section 10.11, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 10.12 Representation; Guarantee. Each Owner and Member hereby appoints Joao Figueiredo as the Seller Representative hereunder and as their exclusive agent, representative, and attorney-in-fact to act on behalf of and represent such Owner or Member under this Agreement, the Escrow Agreement, the Promissory Notes, and any other Ancillary Agreement, with full power of substitution with respect to all matters contemplated hereby and thereby, including determining, giving and receiving notices and processes hereunder and thereunder, receiving and disbursing distributions of any Merger Consideration (including with respect to any Consideration Cash paid following the Closing, whether from the Escrow Amounts, the Note Amount, or otherwise), contesting and settling any and all claims for indemnification pursuant to this Agreement, resolving any other disputes hereunder and thereunder, performing the duties expressly assigned to the Seller Representative hereunder and thereunder, and engaging and employing agents and representatives and incurring such other expenses as the Seller Representative shall reasonably deem necessary or prudent in connection with the foregoing. Each Owner and each Member agree that Purchaser or any other Purchaser Indemnified Party may rely on any action, waiver, consent or approval by the Seller Representative as binding on each Owner and Member for all purposes hereunder and thereunder. Each Owner and Member hereby guarantees in full (without requirement for first proceeding against the Seller Representative or any other defense to a guarantee) and shall be liable for each obligation and Liability of the Seller Representative hereunder and under the Ancillary Agreements. Each Owner hereby guarantees in full (without requirement for first proceeding against such Owner’s respective Member or any other defense to a guarantee) and shall be jointly and severally liable for each obligation and Liability of such Owner’s respective Member (as set forth opposite such Owner’s name on Schedule I) hereunder and under the Ancillary Agreements. Each Member hereby guarantees in full (without requirement for first proceeding against such Member’s respective Owner or any other defense to a guarantee) and shall be jointly and severally liable for each obligation and Liability of such Member’s respective Owner (as set forth opposite such Member’s name on Schedule I) hereunder and under the Ancillary Agreements.

Section 10.13 Specific Performance. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement or any Ancillary Agreement are not performed in accordance with their specific terms or otherwise are breached or threatened to be breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the other Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to a temporary, preliminary and permanent injunction, specific performance, and/or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or actual damages) to prevent breaches or threatened breaches of the provisions of this Agreement or any Ancillary Agreement and to enforce specifically this Agreement or any Ancillary Agreement and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to Section 10.8), in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section 10.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.16 Non-Liability for Purchaser Affiliates. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any Ancillary Agreement, Sellers and the Company, by their acceptance of the benefits of this Agreement, hereby acknowledge and agree that, in respect of Purchaser’s, Merger Subs’, and the Company’s obligations hereunder, no Person other than Purchaser, the Merger Subs, and the Company, and their respective successors and assigns, shall have any obligation hereunder and that none of Sellers or any of their Affiliates, or any of their respective Representatives, employees, directors, officers, equityholders or agents shall have any rights of recovery hereunder against, or any recourse under this Agreement or any Ancillary Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any Person not a Party hereto, including any chief manager, manager, member, managing member, partner, director, officer, employee, or Representative of Purchaser, a Merger Sub, or the Company (or any successor or assignee thereof) or any Affiliate thereof (each, a “Purchaser Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser, a Merger Sub, or the Company against the Purchaser Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any Law, or otherwise, it being expressly agreed and acknowledged that no personal liability shall attach to, be imposed on or otherwise be incurred by any Purchaser Affiliate, as such, for any obligations of Purchaser, a Merger Sub, or the Company under this Agreement or the transactions contemplated hereby, or under any Ancillary Agreement. Each Purchaser Affiliate is expressly intended as a third party beneficiary of this Section 10.16 and may directly enforce any and all of the terms and conditions contained in this Section 10.16 as if they were a party hereto.

Section 10.17 Spousal Consent. The undersigned indicated as the spouse or domestic partner of an Owner on the signature page hereto and set forth next to such Owner’s signature (a “Spouse”), acknowledges and agrees that such Spouse has read this Agreement and the applicable Ancillary Agreements, and that such Spouse understands and acknowledges and agrees to the contents and terms of this Agreement and the Ancillary Agreements. Such Spouse is aware that such Owner, as such Spouse’s spouse or domestic partner, is a party to this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements contain provisions regarding the rights, voting and/or transfer of the Company Units and other equity interests of the Company and/or the Consideration Shares, which such Spouse’s spouse or domestic partner (or a trust for which such person is the trustee or grantor) may own, including any interest such Spouse might have therein.

Such Spouse hereby agrees that such Spouse and any interest, including any community property interest, that such Spouse may have in any equity interests (including Company Units and/or the Consideration Shares) are subject to this Agreement and the Ancillary Agreements and shall be irrevocably bound by this Agreement and the Ancillary Agreements, including any restrictions on or obligations regarding the transfer or other disposition of any equity interests (including the Company Units and/or the Consideration Shares) or voting or other obligations as set forth in this Agreement and the Ancillary Agreements. Such Spouse hereby irrevocably appoints such Owner as such Spouse’s attorney-in-fact with respect to the exercise of any rights and obligations under this Agreement and the Ancillary Agreements.

Such Spouse is aware that the legal, financial and related matters contained in this Agreement and the Ancillary Agreements are complex and that such Spouse is free to seek independent professional guidance or counsel with respect to this Section 10.17 (this “Spousal Consent”). Such Spouse has either sought such guidance or counsel or determined after reviewing this Agreement and the Ancillary Agreements carefully that such Spouse will waive such right.

This Spousal Consent shall be binding on such Spouse’s executors, administrators, heirs and assigns. Such Spouse agrees to execute and deliver such documents as may be necessary to carry out the intent of this Agreement and the Ancillary Agreements and this Spousal Consent. Each party to this Agreement and the Ancillary Agreements shall be a third party beneficiary of this Spousal Consent.

Section 10.18 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and that Goodwin’s representation of the Company ceases upon the Initial Effective Time.

(b) Purchaser hereby consents and agrees to, and agrees to cause Surviving Company to consent and agree to, Goodwin representing the Seller Representative after the Closing, including with respect to disputes in which the interests of the Seller Representative may be directly adverse to Purchaser and its Subsidiaries (including the Surviving Company), and even though Goodwin may have represented the Company in a matter substantially related to any such dispute. Parent further consents and agrees to, and agrees to cause the Surviving Company to consent and agree to, the communication by Goodwin to the Seller Representative in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company.

(c) In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s representation of the Company prior to the Closing and (ii) Goodwin’s representation of the Seller Representative prior to and after the Closing.

(d) Purchaser further agrees, on behalf of itself and, after the Initial Effective Time, on behalf of the Surviving Company, that all communications prior to the Initial Effective Time in any form or format whatsoever between or among Goodwin, on the one hand, and the Company, the Seller Representative, or any Member, or any of their respective Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement and that are attorney-client privileged (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Members, shall be controlled by the Seller Representative on behalf of the Members and shall not pass to or be claimed by Purchaser or the Surviving Company, shall remain privileged after the Initial Effective Time, and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Members and shall be controlled by the Seller Representative on behalf of the Members and shall not pass to or be claimed by Purchaser or the Surviving Company.

(e) Notwithstanding anything in this Section 10.18 to the contrary, in the event that a dispute arises between Purchaser or the Surviving Company, on the one hand, and a third party other than the Seller Representative, on the other hand, Purchaser and the Surviving Company may assert the attorney-client privilege to prevent the disclosure of the Deal Communications to such third party; provided, however, that none of Purchaser or the Surviving Company may waive such privilege without the prior written consent of the Seller Representative, and the Seller Representative may not waive such privilege without the prior written consent of Purchaser. In the event that Purchaser or the Surviving Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, such Person may comply with such order but Purchaser shall, if permitted by Law, promptly notify the Seller Representative in writing so that the Seller Representative can seek a protective order, and Purchaser agrees to use all commercially reasonable efforts at the expense of the Seller Representative to assist therewith. The Deal Communications shall be considered confidential information subject to the Sellers’ obligations of confidentiality to the Purchaser pursuant to Section 8.1, subject to the terms of such section.

(f) To the extent that files or other materials maintained by Goodwin constitute property of its clients that are Deal Communications, only the Seller Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any other Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Purchaser or the Company, on the other hand.

(g) Purchaser agrees that it will not, and that it will cause the Surviving Company not to, except as required by Law or in the ordinary course of backups, intentionally access and, in any event, shall not knowingly use the Deal Communications, including by way of review of any electronic data, communications or other information. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Company, the Seller Representative, or any Member, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications. In the event that any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Purchaser (each, a “Residual Communication”), Purchaser agrees that it will not, and that it will cause the Surviving Company and their Representatives not to, except as required by Law or in the ordinary course of backups, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

PURCHASER:

MODE MOBILE, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

FIRST MERGER SUB:

NXS MERGER SUB I, INC.

By:
Name:
Title:

SECOND MERGER SUB:

NXS MERGER SUB II, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

COMPANY:

NGL LABS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

OWNER:

Joao Figueiredo, for himself, and in his capacity as the “Seller Representative”

SPOUSE OR DOMESTIC PARTNER OF SUCH OWNER, including to consent to Section 10.17 (Spousal Consent):

[___________]

MEMBER:

FIGUEIREDO LLC

By:
Name:	Joao Figueiredo
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

OWNER AND MEMBER:

Raj Vir

SPOUSE OR DOMESTIC PARTNER OF SUCH OWNER, including to consent to Section 10.17 (Spousal Consent):

[___________]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

OWNER:

Hunter Isaacson

SPOUSE OR DOMESTIC PARTNER OF SUCH OWNER, including to consent to Section 10.17 (Spousal Consent):

[___________]

MEMBER:

HUNTER ISAACSON INTERNATIONAL, LLC

By:
Name:	Hunter Isaacson
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE I

Owner Name	Member Name	Address	Company Units
Joao Figueiredo	Figueiredo LLC	1 Union Square South, 21F New York, NY 10003 email: joaoalfig@gmail.com	3,375,000 common units of limited liability membership interests of the Company

Raj Vir	Raj Vir	3014 Urban Ave Santa Monica CA 90404 Email: raj@rjvir.com	3,375,000 common units of limited liability membership interests of the Company

Hunter Isaacson	Hunter Isaacson International, LLC	1910 NE 59th Place Fort Lauderdale, Florida 33308 Email: hunterjisaacson@gmail.com	656,250 common units of limited liability membership interests of the Company

Schedule 9.2(a)

1.	passed and recorded adjustments identified in conjunction with the audit of the Company (including an audit completed after the Closing) as of the period ended December 31, 2023 and December 31, 2024.

2.	any claims pertaining to periods prior to July 24, 2024, the date of the Stipulated order for Permanent Injunction, Monetary Judgment, Civil Penalty Judgment and Other Relief(the “FTC Order”), solely to the extent such claims relate to the specific facts giving rise to any violation of: (a) the Children’s Online Privacy Protection Act, (b) the Restore Online Shoppers’ Confidence Act (“ROSCA”), (c) California’s Unfair Competition Law (“UCL”), or (d) California’s False Advertising Law (“FAL”), in each case, alleged in the complaint resulting in the FTC Order, or substantially similar facts.

3.	(a) any claim by António Melo or any of his heirs, successors or assigns or (b) any breach of the Melo Letter (including the release attached thereto) by António Melo, as though António Melo had executed such Melo Letter (including such release) in the same capacity as António Aires Pereira, Unipessoal Lda, mutatis mutandis, as applicable.

EXHIBIT A

Accounting Guidelines and Procedures

[see attached]

EXHIBIT B

Example Statement

[see attached]

EXHIBIT C-1

Form of First Certificate of Merger

[see attached]

EXHIBIT C-2

Form of Second Certificate of Merger

[see attached]

EXHIBIT D-1

Form of Initial Restated Charter

[see attached]

EXHIBIT D-2

Form of Effective Charter

[see attached]

EXHIBIT E-1

Form of Initial Restated LLC Agreement

[see attached]

EXHIBIT E-2

Form of Effective LLC Agreement

[see attached]